                                                                    EXHIBIT 10.3
================================================================================






                          WOMEN FIRST HEALTHCARE, INC.


                                   $28,000,000

                              SENIOR SECURED NOTES

                             DUE SEPTEMBER 30, 2005

                                       AND

                        WARRANTS TO PURCHASE COMMON STOCK


                             ----------------------

                       NOTE AND WARRANT PURCHASE AGREEMENT

                             ----------------------


                            Dated as of June 25, 2002





================================================================================

                                TABLE OF CONTENTS
                                -----------------

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
PARAGRAPH 1.    AUTHORIZATION OF ISSUANCE OF THE NOTES AND WARRANTS ..................   1

PARAGRAPH 2.    PURCHASE AND SALE OF NOTES AND WARRANTS ..............................   1

PARAGRAPH 3.    CONDITIONS PRECEDENT .................................................   2
          3A.     Purchasers' Conditions to Closing ..................................   2
          3B.     Conditions Precedent to Obligations of the Company .................   7

PARAGRAPH 4.    REDEMPTION OF THE NOTES ..............................................   8
          4A.     Optional Redemption ................................................   8
          4B.     Mandatory Redemption ...............................................   8
          4C.     Notice of Redemption ...............................................   8
          4D.     Change in Control ..................................................   9
          4E.     Excess Cash Flow Repurchase Offer ..................................  10
          4F.     Partial Redemptions Pro Rata .......................................  11
          4G.     Retirement of the Notes ............................................  11

PARAGRAPH 5.    AFFIRMATIVE COVENANTS ................................................  11
          5A.     Payment and Performance ............................................  12
          5B.     Books, Financial Statements and Reports ............................  12
          5C.     Other Information and Inspections ..................................  13
          5D.     Notice of Material Events ..........................................  14
          5E.     Maintenance of Properties ..........................................  15
          5F.     Maintenance of Existence and Qualifications ........................  15
          5G.     Payment of Taxes ...................................................  15
          5H.     Insurance ..........................................................  16
          5I.     Evidence of Compliance .............................................  16
          5J.     Information Required by Rule 144A ..................................  16
          5K.     Compliance with Agreements and Law .................................  16
          5L.     Indemnity ..........................................................  16
          5M.     Subordination ......................................................  17
          5N.     Maintenance of Perfected Security Interests in the Collateral ......  17
          5O.     Non-Voting Observer ................................................  18
          5P.     Key Man Insurance ..................................................  19

                                                                                       Page
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
PARAGRAPH 6.    NEGATIVE COVENANTS ...................................................  20
          6A.     Prohibition on Additional Indebtedness .............................  20
          6B.     Maintenance of EBITDA ..............................................  20
          6C.     Maintenance of Fixed Charge Coverage Ratio .........................  21
          6D.     Maintenance of Minimum Net Worth ...................................  21
          6E.     Capital Expenditures ...............................................  21
          6F.     Limitation on Liens ................................................  22
          6G.     Limitation on Mergers ..............................................  23
          6H.     Limitation on Asset Sales; Application or Other Proceeds ...........  23
          6I.     Limitation on Restricted Payments ..................................  25
          6J.     Limitation on Restrictions on Distributions from Subsidiaries ......  26
          6K.     Limitation on Transactions with Affiliates .........................  26
          6L.     Limitation on Ownership of Subsidiaries ............................  27
          6M.     Modification of Material Agreements ................................  28
          6N.     Limitation on Transfer of Assets to Certain Subsidiaries ...........  28
          6O.     Payments for Consent ...............................................  28
          6P.     Limitations on Preferred Stock of Subsidiaries .....................  28
          6Q.     Use of Proceeds ....................................................  28
          6R.     Business Activities ................................................  28

PARAGRAPH 7.    EVENTS OF DEFAULT ....................................................  28
          7A.     Acceleration .......................................................  28
          7B.     Rescission of Acceleration .........................................  31
          7C.     Notice of Acceleration or Rescission ...............................  32
          7D.     Other Remedies .....................................................  32

PARAGRAPH 8.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY ........................  32

PARAGRAPH 9.    REPRESENTATIONS AND COVENANTS OF THE PURCHASERS ......................  45

PARAGRAPH 10.   DEFINITIONS ..........................................................  47

PARAGRAPH 11.   MISCELLANEOUS ........................................................  63
          11A.    Note Payments ......................................................  63
          11B.    Expenses ...........................................................  63
          11C.    Consent to Amendments ..............................................  64
          11D.    Form, Registration, Transfer and Exchange of Notes; Lost Notes .....  65
          11E.    Persons Deemed Owners; Participations ..............................  66

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
         11F.     Survival of Representations and Warranties; Entire Agreement ....   66
         11G.     Successors and Assigns ..........................................   66
         11H.     Disclosure to Other Persons .....................................   66
         11I.     Notices .........................................................   67
         11J.     Payments Due on Non-Business Days ...............................   67
         11K.     Satisfaction Requirement ........................................   67
         11L.     Governing Law ...................................................   67
         11M.     Severability ....................................................   67
         11N.     Descriptive Headings ............................................   68
         11O.     Counterparts ....................................................   68

Schedule 8A-1   Capitalization
Schedule 8A-2   Subsidiaries
Schedule 8A-3   Options and Warrants
Schedule 8M     Unaudited Financial Statements
Schedule 8N     Pro Forma Financial Statements
Schedule 8Q     Licenses
Schedule 8V     Liens
Schedule 8X     Clinical Trials


EXHIBIT A       FORM OF SENIOR SECURED NOTE
EXHIBIT B       FORM OF COMMON STOCK PURCHASE WARRANT
EXHIBIT C-1     FORM OF SECURITY AGREEMENT
EXHIBIT C-2     FORM OF INTERCREDITOR AGREEMENT
EXHIBIT D       FORM OF OPINION OF LATHAM & WATKINS
EXHIBIT E       FORM OF OPINION OF CAHILL GORDON & REINDEL
EXHIBIT F       FORM OF REGISTRATION RIGHTS AGREEMENT

                          WOMEN FIRST HEALTHCARE, INC.
                         12220 El Camino Real, Suite 400
                               San Diego, CA 92130



                                                             As of June 25, 2002



Ladies and Gentlemen:

          The undersigned, WOMEN FIRST HEALTHCARE, INC., a Delaware corporation (the "Company"), hereby agrees with each purchaser (collectively, the "Purchasers") executing a signature page hereto as follows:

          PARAGRAPH 1. AUTHORIZATION OF ISSUANCE OF THE NOTES AND warrants.

          The Company has authorized issuance of its Senior Secured Notes due September 30, 2005 (the "Notes") in the initial aggregate principal amount of $28,000,000, together with warrants to purchase 1,699,437 shares of common stock of the Company (the "Warrants"). Interest on the Notes shall be payable quarterly. The initial interest rate shall be 11.0% per annum (payable in cash) and, following the first 18 months after issuance, shall be increased by 1.5% per annum (payable in additional Notes of like tenor and maturity, bearing the same interest rate ("Additional Notes") or, at the option of the Company, in cash) and then increased by an additional 0.5% per annum six months thereafter (also payable in Additional Notes or, at the option of the Company, in cash), as set forth in the form of Note attached as Exhibit A hereto. The initial exercise price of the Warrants shall be $5.50 per share, subject to adjustment as set forth in the form of Warrant attached as Exhibit B hereto.

          Certain capitalized terms used herein have the meanings specified in Paragraph 10. Unless otherwise indicated, all dollar amounts contained in this Agreement are in U.S. Dollars and all covenants contained herein shall be calculated in U.S. Dollars.

          PARAGRAPH 2. PURCHASE AND SALE OF NOTES AND WARRANTS.

          Subject to the terms and conditions herein set forth, the Company hereby agrees to sell to the Purchasers and each Purchaser agrees to purchase from the Company at the Closing (as defined below), (i) Notes in the amount set forth on the signature pages hereof below its name at 100% of principal amount; provided, however, that all such issuances of Notes (exclusive of Additional Notes which may be issued to satisfy interest payment

Obligations) shall not result in originally issued Notes with an aggregate principal amount exceeding $28,000,000 and (ii) Warrants in the amount set forth on the signature pages hereof below its name for no additional consideration; provided, however, that total of all such Warrants shall not exceed 5.75% of the fully diluted common equity of the Company on the Date of Closing (as defined below). The Company will deliver to each Purchaser one or more Notes in the form attached as Exhibit A hereto registered in the name of such Purchaser (or its nominee), evidencing the aggregate principal amount of Notes to be purchased by such Purchaser and in the denomination or denominations specified by such Purchaser and one or more Warrants in the form attached as Exhibit B hereto registered in the name of such Purchaser (or its nominee), evidencing the number of shares of common stock of the Company to be issued upon exercise of the Warrants to be purchased by such Purchaser and in the denomination or denominations specified by such Purchaser against payment of the purchase price thereof by transfer of immediately available funds on the date of closing, which shall be June 25, 2002 (the "Closing"; the "Date of Closing"), to accounts specified by the Company in a funds flow memorandum to be delivered by the Company to the Purchasers not later than one Business Day prior to the Date of Closing. To the extent Additional Notes are issued, the Company will deliver to each then holder of the Notes the Additional Notes registered in the name of such holder (or its nominee). The issuance of Additional Notes shall not require the issuance of additional Warrants.

          PARAGRAPH 3. CONDITIONS PRECEDENT.

          3A. Purchasers' Conditions to Closing. The obligation of each Purchaser to purchase and pay for the Notes and the Warrants to be purchased by such Purchaser hereunder is subject to the satisfaction of the following conditions, on or before the Date of Closing:

           (i) Documents To Be Delivered. Each Purchaser shall have received all of the following, duly executed and delivered:

               (a)  The Notes to be purchased by such Purchaser.

               (b)  The Warrants to be purchased by such Purchaser.

               (c) The Registration Rights Agreement in substantially the form set forth as Exhibit F hereto.

               (d) The Security Documents in substantially the forms set forth as Exhibits C-1 and C-2 hereto.

               (e) Arrangements reasonably satisfactory to the Purchasers shall have been made for all recordings and filings of, or with respect to, the Security Agreement, including filings with the United States Patent and Trademark and Copyright offices, and delivery of such other security and other documents including, without limitation, consents of counterparties, and the taking of all actions as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the Lien created, or purported to be created, by the Security Agreement.

                  (f) A certificate of the Secretary of the Company dated the Date of Closing, certifying the incumbency and authority of the officers or authorized signatories of the Company who executed the Documents and the truth, correctness and completeness of the following exhibits attached thereto: (i) a copy of resolutions duly adopted by the Board of Directors of the Company, in full force and effect at the time this Agreement is entered into, authorizing the execution of this Agreement and the other Documents delivered or to be delivered in connection herewith and the consummation of the transactions contemplated herein and therein, as applicable, (ii) a copy of the certificate of incorporation of the Company, and all amendments thereto, certified by an appropriate official of the Company's jurisdiction of incorporation, and (iii) a copy of the By-laws of the Company.

                  (g) Certificates, dated as of a recent date, as to the valid existence and good standing of the Company and each of its Subsidiaries in its jurisdiction of formation, issued by the appropriate authorities of such jurisdiction.

                  (h) A certificate executed by the principal executive officer of the Company, dated the Date of Closing, in which such officer certifies that the conditions set forth in subsections (a), (b), and
         (c) of Paragraph 3A(iii) have been satisfied.

                  (i) The opinion of Latham & Watkins, counsel to the Company, dated the Date of Closing and substantially in the form set forth as Exhibit D hereto, subject only to such qualifications, limitations or exceptions as may be acceptable to each Purchaser.

                  (j) The opinion of Cahill Gordon & Reindel, the Purchasers' special counsel, dated the Date of Closing and substantially in the form set forth as Exhibit E hereto, subject only to such qualifications, limitations or exceptions as may be acceptable to each Purchaser.

                  (k) Certificates, dated as of a recent date, of the Company's and its Subsidiaries' good standing and qualification to do business, issued by appropriate officials in each jurisdiction listed on Schedule 3A(i)(k).

         (ii) Fees and Expenses. The payment by the Company, by wire transfer of immediately available funds, of (i) an upfront fee of 2.0% of the total amount committed by the Purchasers (as defined in the commitment letter dated June 18, 2002), to be allocated to such Purchasers pro rata on the basis of their respective commitments set forth therein, (ii) the travel and other reasonable out-of-pocket expenses of the Purchasers related to the Vaniqa Acquisition or this Transaction and (iii) the reasonable fees and disbursements of the Purchasers' counsel (including without limitation Cahill Gordon & Reindel) and consultants related to the Vaniqa Acquisition or this Transaction.

                  (iii) Representations; No Default. (a) All representations and warranties made by the Company in any Document shall be true and correct on and as of the Date of Closing (except to the extent that the facts upon which such representations are based have been changed by the transactions herein contemplated and such changes are set forth to the satisfaction of each Purchaser) as if such representations and warranties had been made as of the Date of Closing.

                  (b) No Default under this Agreement or the other Documents shall exist at the Date of Closing.

                  (c) The Company shall have performed and complied with all agreements and conditions required in the Documents to be performed or complied with by the Company on or prior to the Date of Closing.

                  (iv) Purchase Permitted by Applicable Laws. The offer by the Company of, and the purchase of and payment for, the Notes and the Warrants on the terms and conditions herein provided (including the use of the proceeds of the sale of such Notes and the Warrants by the Company) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities
         Act), shall not be enjoined under the laws of any jurisdiction to which the Company or either Purchaser is subject (temporarily or permanently) and shall not subject any Purchaser or any then holders of the Notes or the Warrants to any tax, penalty, liability or other materially adverse condition under or pursuant to any applicable law or governmental regulation.

                  (v) Concurrent Consummation of Acquisition. Concurrently with the issuance of the Notes, the Company shall consummate the Vaniqa Acquisition on terms and in form and substance reasonably satisfactory to the Purchasers.

                  (vi) Concurrent Consummation of Preferred Stock Financing. Concurrently with the issuance of the Notes, the Company shall consummate the issuance and sale of the Preferred Stock on terms and in form and substance reasonably satisfactory to the Purchasers.

                  (vii) Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to each Purchaser, and each Purchaser shall have received all such counterpart originals or certified or other copies of such documents as they or their counsel may reasonably request.

                  (viii) Reliance on Related Documents. Each Purchaser shall be entitled to rely on all written representations, warranties, covenants and opinions rendered by buyer in connection with the consummation of the transactions contemplated by the Transaction Documents.

                  (ix) No Adverse Change or Development, Etc. (I) There shall not have occurred or become known to the Purchasers any events or changes (A) since December 31, 2001 that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect, after giving effect to the Transaction, or (B) that have had or could reasonably be expected to have an adverse effect on the rights or remedies of any Purchaser, or on the ability of the Company to perform its obligations to any Purchaser; (II) trading in any securities of the Company shall not have been suspended or materially limited by the Securities and Exchange Commission or Nasdaq and trading in securities generally on the New York Stock Exchange, American Stock Exchange, Ontario Stock Exchange or the Nasdaq National Market shall not have been suspended or limited and minimum or maximum prices or maximum ranges for prices shall not have been established on any such exchange; (III) a banking moratorium shall not have been declared by New York, Canadian or United States authorities; and (IV) there shall not have been (A) an outbreak or escalation of material hostilities between the United States and any foreign power, or (B) an outbreak or escalation of any other material insurrection or armed conflict involving the United States or any other national or international calamity or emergency or (C) any material change or disruption in the general financial, banking or capital markets of the United States which, in each case, in the judgment of the Purchasers could reasonably be expected to materially and adversely affect or impair the ability to syndicate, sell or place the Notes or the Warrants.

                  (x) Capital Structure. The pro forma consolidated capital structure of the Company, after giving effect to the Transaction (including only those adjustments approved by the Purchasers), shall be consistent in all material respects with the Projections and capital structure contemplated herein, and other than any Notes and other indebtedness satisfactory to the Purchasers, after giving effect to, and upon consummation of, the Transaction, the Company and its subsidiary shall have no outstanding indebtedness for money borrowed other than currently outstanding Indebtedness of the Company and its subsidiaries in an aggregate principal amount outstanding not to exceed $21.6 million.

                  (xi) Approvals. All governmental and third party approvals required by the Transaction and any other material governmental and third party approvals required in connection with the financing contemplated hereby shall have been obtained on reasonably satisfactory terms and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would materially restrain, prevent or otherwise impose material adverse conditions on the financing thereof.

                  (xii) Financial Statements. The Purchasers shall have received (I) satisfactory audited financial statements of the Company for the three most recent Fiscal Years for which such financial statements are available, (II) satisfactory unaudited interim consolidated financial statements of the Company for each fiscal month and quarterly period ended after the latest Fiscal Year referred to in clause (I) above as to which such financial statements are available and for the corresponding period in the preceding Fiscal Year, (III) a satisfactory pro forma (a) balance sheet of the Company as of the date of the most recent financial statements provided pursuant to clause
         (II) above and (b) income statement for the most recent of the Fiscal Years provided pursuant to clause (I) above and for the quarterly period provided pursuant to clause (II) above, in each case, which shall give pro forma effect (including only those adjustments approved by the Purchasers) to the Transaction and (IV) the Projections; and such financial statements and Projections shall not reflect any material adverse change in the consolidated financial condition of the Company and its subsidiaries from what was reflected in the financial statements or projections previously furnished to the Purchasers.

                  (xiii) Minimum EBITDA. The Purchasers shall be satisfied that consolidated EBITDA (as adjusted on a pro forma basis for the Transaction in accordance with customary investment banking practice and including only those adjustments approved by the Purchasers) of the Company, after giving effect to the Transaction, for the latest three month period annualized for which the relevant financial information is available shall equal at least $15.4 million, and the Company shall provide support for such calculation of a nature that is satisfactory to the Purchasers.

                  (xiv) Minimum Cash Balance. The Purchasers shall be satisfied that, as of the Date of Closing and after giving effect to the Transaction, the Company shall have a minimum cash balance of at least $14.0 million.

                  (xv) Solvency. Each Purchaser shall have received a certificate satisfactory in form and substance to the Purchasers and executed by the Chief Executive Officer and the Chief Financial Officer of the Company that shall certify to the solvency of the Company and its subsidiaries after giving effect to the Transaction and the other transactions contemplated hereby.

                  3B. Conditions Precedent to Obligations of the Company. The obligation of the Company to issue and sell the Notes and the Warrants is subject to the satisfaction, on or before the Date of Closing, of the following conditions:

                  (i) Purchaser Deliveries. (a) The Company shall have received the following from each Purchaser, duly executed and delivered: (A) the Registration Rights Agreement in substantially the form set forth as Exhibit F hereto and (B) the Security Documents in substantially the forms set forth as Exhibits C-1 and C-2 hereto.

                  (b) The Purchasers shall have tendered payment pursuant to Paragraph 2 above.

                  (ii) Expenses. The Purchasers shall have provided to the Company a statement of, and at the request of the Company reasonable documentation for, (a) the travel and other reasonable out-of-pocket expenses of the Purchasers related to the Vaniqa Acquisition or the Transaction and (b) the reasonable fees and disbursements of the Purchasers' counsel (including without limitation Cahill Gordon & Reindel) and consultants related to the Vaniqa Acquisition or the Transaction.

                 (iii) Representations and Warranties. The representations and warranties made by each Purchaser herein shall be true and correct on and as of the Date of Closing with the same effect as though such representations and warranties had been made on and as of the Date of Closing.

                  (iv) Purchase Permitted by Applicable Laws. The offer by the Company of, and the purchase of and payment for, the Notes and the Warrants on the terms and conditions herein provided (including the use of the proceeds of the sale of such Notes and the Warrants by the Company) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities
         Act) and shall not be enjoined under the laws of any jurisdiction to which the Company or any Purchaser is subject (temporarily or permanently).

                  (v) Vaniqa Closing. All conditions to consummation of the Vaniqa Acquisition shall have been performed or waived by the appropriate parties thereto at the Date of Closing.

                  (vi) Concurrent Consummation of Preferred Stock Financing. Concurrently with the issuance of the Notes, the Company shall consummate the issuance and sale of the Preferred Stock.

                 (vii) Approvals. All governmental and third party approvals required by the Transaction and any other material governmental and third party approvals required in connection with the financing contemplated hereby shall have been obtained on reasonably satisfactory terms and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would materially restrain, prevent or otherwise impose material adverse conditions on the financing thereof.

                  PARAGRAPH 4.  REDEMPTION OF THE NOTES.

                  4A. Optional Redemption. On or after the Date of Closing, the Notes may be redeemed at the option of the Company at any time as a whole, or from time to time in part, without premium or penalty except as set forth below, in amounts not less than $1,000,000 and in increments of $500,000, at a redemption price of 108% of the aggregate principal amount of Notes outstanding (the "Optional Redemption Price"), plus accrued and unpaid interest (if any) to the date of redemption.

                  4B. Mandatory Redemption. Net Proceeds of loans or sales of other debt securities (to include, but not limited to, loans or debt securities related to currently unencumbered assets) other than Net Proceeds of the Permitted Debt incurred after the Date of Closing, to the full extent of the Net Proceeds so received, and 75% of the Net Proceeds of an offering of equity securities, whether in a public offering or private placement and whether by the Company or any of its Subsidiaries, shall be used to redeem the Notes at the Optional Redemption Price, plus accrued and unpaid interest (if any) to the date of redemption within 30 days of receipt of such proceeds. Excluded from the foregoing mandatory redemption requirement shall be (a) proceeds from any equity offering to the extent used (i) to acquire substantially all of the rights to Esclim under license as of the Date of Closing, (ii) to refinance the senior secured note of the Company held by American Home Products Corporation or (iii) to make a Permitted Acquisition. Also excluded from the foregoing mandatory redemption requirement for a period of six months following receipt thereof by the Company shall be up to $7.5 million of proceeds from one or more equity offerings yielding proceeds of less than $7.5 million, which proceeds shall promptly be deposited in a revolving escrow account to be used solely to either
(a) before the six-month anniversary of the receipt of such proceeds by the Company, make a Permitted Acquisition, or (b) on or after such six-month anniversary, commence a mandatory redemption of the Notes in accordance with this Paragraph 4B; provided, that the Purchasers shall have a perfected first priority security interest in all amounts held in such escrow account at all times while any amount is on deposit therein. The Company shall not be required to redeem Notes pursuant to this Paragraph 4B if the Net Proceeds available to redeem Notes pursuant to this Paragraph 4B are less than $500,000 (which lesser amount shall be carried forward for purposes of determining whether such a redemption is required with respect to the Net Proceeds from any subsequent loans or offerings of debt or equity securities).

                  4C. Notice of Redemption. The Company shall give the holder of each Note irrevocable written notice of any redemption pursuant to Paragraph 4A or 4B not less than 15

Business Days nor more than 30 Business Days prior to the date specified for such redemption, specifying such date and the principal amount of the Notes held by such holder to be redeemed on such date and stating that such redemption is to be made pursuant to Paragraph 4A or 4B. Notice of redemption having been given as aforesaid, the principal amount of the Notes specified in such notice, together with any premium and accrued and unpaid interest (if any) thereon to the redemption date with respect thereto, shall become due and payable on such redemption date.

          4D. Change in Control. (a) In the event of any Change in Control, holders of Notes shall have the right, at their option, to require the Company to purchase all or any portion of the Notes on the date (the "Change in Control Payment Date") which is 20 Business Days after the date the Change in Control Notice (as defined below) is required to be mailed (or such later date as is required by applicable law) at the Optional Redemption Price, plus accrued and unpaid interest (if any) to the Change in Control Payment Date.

          (b) The Company shall send all holders of the Notes, within five Business Days after the occurrence of any Change in Control, a notice of the occurrence of such Change in Control (the "Change in Control Notice"); provided that the foregoing five Business Day period will be extended by 120 days in the event of Mr. Calesa's death prior to the earlier of (i) 60 days after the Date of Closing or (ii) the date on which the Company is first in compliance with Paragraph 5P.

          Each Change in Control Notice shall state:

          (1)  the Change in Control Payment Date;

          (2) the date by which the right to have Notes purchased must be exercised;

          (3) that such right is conditioned on receipt of notice from the holders;

          (4) the purchase price, if the right to have Notes purchased is exercised;

          (5) a description of the procedure which the holders of Notes must follow to exercise the right to have Notes purchased;

          (6)  that the purchase is being made pursuant to this Paragraph 4D;

          (7) that any Note not tendered will continue to accrue interest if interest is then accruing; and

          (8) that, unless the Company defaults in making payment therefor, any Note accepted for purchase shall cease to accrue interest after the Change in Control Payment Date.

          No failure of the Company to give the foregoing notice shall limit any holder's right to exercise a right to have Notes purchased.

          The Company shall not be required to purchase all or any portion of the Notes under subparagraph (a) of this Paragraph 4D if a third party offers to purchase the Notes in the manner, at the time and otherwise in compliance with the requirements set forth in this Paragraph 4D and purchases all Notes or portions thereof validly tendered and not withdrawn under this Paragraph 4D.

          4E. Excess Cash Flow. (a) If the Company has Excess Cash Flow for the period commencing on the Date of Closing and ending December 31, 2002 or for any Fiscal Year thereafter, the Company shall apply an amount equal to 75% of the Excess Cash Flow for such period or Fiscal Year:

          (1) first, to make an offer to the holders of the Notes to purchase Notes pursuant to and subject to the conditions contained in this Agreement (an "Excess Cash Flow Offer");

          (2) second, to the extent of the balance of such percentage of Excess Cash Flow after application in accordance with subsection (1) above, to make an offer to the holders of the Preferred Stock to purchase their shares of Series A Preferred Stock pursuant to and subject to the conditions contained in the certificate of designations relating thereto; and

          (3) third, to the extent of the balance of such percentage of Excess Cash Flow after application in accordance with clauses (1) and (2) above, to any other application or use not prohibited by this Agreement.

          (b) In the event of the occurrence of an Excess Cash Flow Offer, holders of Notes shall have the right, at their option, to require the Company to purchase such portion of the Notes on the date (the "Excess Cash Flow Payment Date") which is 20 Business Days after the date the Excess Cash Flow Notice (as defined below) is required to be mailed (or such later date as is required by applicable law) at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest (if any) to the Excess Cash Flow Payment Date. The Company shall not be required to make an Excess Cash Flow Offer to purchase Notes pursuant to this Paragraph 4E if the Excess Cash Flow available therefor is less than $500,000 (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Excess Cash Flow in any subsequent Fiscal Year).

          (c) The Company shall send all holders of the Notes, within 90 Business Days after end of the Fiscal Year, a notice of the occurrence of such Excess Cash Flow (the "Excess Cash Flow Notice").

          Each Excess Cash Flow Notice shall state:

          (1)  the Excess Cash Flow Payment Date;

          (2) the date by which the right to have Notes purchased must be exercised;

          (3) that such right is conditioned on receipt of notice from the holders;

          (4) the purchase price, if the right to have Notes purchased is exercised;

          (5) a description of the procedure which the holders of Notes must follow to exercise the right to have Notes purchased;

          (6)  that the purchase is being made pursuant to this Paragraph 4E;

          (7) that any Note not tendered will continue to accrue interest if interest is then accruing; and

          (8) that, unless the Company defaults in making payment therefor, any Note accepted for purchase shall cease to accrue interest after the Excess Cash Flow Payment Date.

          No failure of the Company to give the foregoing notice shall limit any holder's right to exercise a right to have Notes purchased.

          4F. Partial Redemptions Pro Rata. Upon any partial redemption of the Notes pursuant to Paragraph 4A or 4B, the principal amount so redeemed shall be allocated to all Notes at the time outstanding in proportion to the respective outstanding principal amounts thereof.

          4G. Retirement of the Notes. The Company shall not redeem or otherwise retire in whole or in part prior to their stated final maturity (other than by redemption pursuant to Paragraph 4A or 4B or upon acceleration of such final maturity pursuant to Paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes held by any holder unless the Company shall have offered to redeem or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Notes held by each other holder of Notes at the time outstanding upon the same terms and conditions. Any Notes so redeemed or otherwise retired or purchased or otherwise acquired by the Company shall not be deemed to be outstanding for any purpose under this Agreement.

          PARAGRAPH 5. AFFIRMATIVE COVENANTS.

          To induce each Purchaser to enter into this Agreement and purchase the Notes and the Warrants, the Company covenants and agrees as follows:

          5A. Payment and Performance. The Company shall pay all amounts due by it under the Documents in accordance with the terms thereof and will observe, perform and comply with every covenant, term and condition in the Documents applicable to it.

          5B. Books, Financial Statements and Reports. The Company shall at all times maintain and shall cause its Subsidiaries to at all times maintain materially complete and accurate books of accounts and records. The Company shall maintain and shall cause its Subsidiaries to maintain a standard system of accounting and will furnish the following statements and reports to each Purchaser or each then holder of Notes at the Company's expense:

          (i) (A) No later than 90 days after the end of each Fiscal Year, audited consolidated financial statements of the Company, together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an opinion, based on an audit using United States generally accepted auditing standards, by independent certified public accountants of national reputation selected by the Company, stating that such financial statements have been so prepared. The consolidated financial statements of the Company shall contain a balance sheet as of the end of such Fiscal Year and a statement of operations, cash flows and stockholders' equity for such Fiscal Year, each setting forth in comparative form the corresponding figures for the preceding Fiscal Year. (B) No later than 90 days following the first day of each Fiscal Year of the Company, a budget prepared by the Company for each of the four quarters of such Fiscal Year prepared in the same level of detail as prepared for and delivered to the Company's Board of Directors for the Company and its Subsidiaries, accompanied by a statement of the Chief Financial Officer of the Company to the effect that the budget is a reasonable estimate for the period covered thereby.

          (ii) No later than 45 days after the end of each of the first three Fiscal Quarters of the Company's Fiscal Year, the Company's unaudited consolidated balance sheet as of the end of such Fiscal Quarter and an unaudited consolidated statement of operations and cash flows for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case, in comparative form, figures for the corresponding periods in the preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal or recurring year-end adjustments.

          (iii) No later than 30 days after the end of each calendar month, the Company's unaudited consolidated interim balance sheet as of the end of such month and the related unaudited consolidated interim statements of operations and cash flows for such one-month period and the portion of the Fiscal Year through the end of such month, setting forth in each case, in comparative form, figures for the corresponding fiscal periods in the preceding Fiscal Year (subject to normal year-end audit adjustments and the absence of footnote disclosure).

          (iv) The Company will (A) together with each set of financial statements furnished under subsection (i) of this Paragraph, furnish a certificate signed by the firm auditing such financial statements containing a statement to the effect that such firm has examined Paragraphs 6 and 7 of this Agreement and that in the course of their examination they did not become aware of any Event of Default, or any event which upon notice or lapse of time or both would constitute an Event of Default, under such Paragraph 6 (or, if such an event has occurred, a statement explaining its nature and extent); provided, however, that in issuing such statement, such firm shall not be required to exceed the scope of normal auditing procedures conducted in connection with their opinion referred to above; and (B) together with each set of financial statements furnished under subsections (i) and (ii) of this Paragraph, furnish a certificate signed by the Chief Financial Officer of the Company containing calculations showing compliance (or non-compliance) at the end of such Fiscal Year or Fiscal Quarter, as the case may be, with the requirements of Paragraphs 4B, 4E, 6A, 6B, 6C, 6D, 6E, 6H, 6I and 6K and stating that such financial statements fairly present the financial condition of the Company and its consolidated Subsidiaries, that the signatory has reviewed the Documents and that no Event of Default or Default exists at the end of such Fiscal Year or Fiscal Quarter, as the case may be, or at the time of such certificate or specifying the nature and period of existence of any such Event of Default or Default.

          (v) For so long as the Company is required to make filings with the Securities and Exchange Commission pursuant to Sections 13 and 15(d) of the Exchange Act, so long as any of the Notes are outstanding, the Company shall furnish to each Noteholder the annual reports, quarterly reports, current reports, proxy statements and other documents that the Company has filed with the Securities and Exchange Commission pursuant to Sections 13 and 15(d) of the Exchange Act, such documents to be furnished to each Noteholder within 15 days of the respective dates by which the Company has filed such documents (unless an earlier time is specified herein).

          5C. Other Information and Inspections. The Company shall, and shall cause its Subsidiaries to, furnish to each Noteholder any information which such holder may from time to time reasonably request concerning any covenant, provision or condition of the Documents or any matter in connection with the Company's, or any of its Subsidiaries', business and operations. During normal business hours, upon reasonable notice, and without undue interruption of the Company's and its Subsidiaries' business, the Company shall, and shall cause its Subsidiaries to, permit representatives of each holder or group of holders of a combination of at least $5,000,000 in (i) principal amount of the Notes and (ii) accreted stated value of the Preferred Stock (each such holder or group "Significant Noteholders"), including each Significant Noteholder's independent accountants, agents, attorneys, appraisers and any other representatives, to visit and inspect any of the Company's, or such Subsidiary's, Property, including its books of account, other books and records, and any facilities or other business assets; provided that no individual Noteholder shall be permitted such inspection rights in the event such Noteholder does not hold a combination of at least $2,500,000
(i) in principal amount of Notes and (ii) accreted stated value of the Preferred Stock. The inspections in accordance with the preceding sentence shall be limited to no more than four times each calendar year for each Noteholder. The out-of-pocket costs and expenses of the first inspection by each Noteholder shall be borne by the Company, except to the extent such cost and expenses of all Noteholders and the holders of Preferred Stock exceed $50,000 per year, and all out-of-pocket costs and expenses of the remaining three inspections per year shall be borne by the relevant Noteholders; provided, however, that during any period in which an Event of Default has occurred and is continuing, the number of inspections shall not be limited, and the reasonable, documented out-of-pockets costs and expenses of the inspections during the period in which an Event of Default has occurred and is continuing shall be borne by the Company. The representatives of the Significant Holders who conduct any inspections shall execute a confidentiality agreement reasonably acceptable to the Company. In connection with any such inspections, the Company shall, and shall cause its Subsidiaries to, permit the Significant Noteholders or representatives of the Noteholders to investigate and verify the accuracy of the information furnished to the Significant Noteholders in connection with the Documents and to discuss all such matters with its officers, employees and representatives. Each Noteholder agrees that it shall keep confidential any proprietary information given to it by the Company or any of its Subsidiaries; provided, however, that this restriction shall not apply to information which
(i) has at the time in question entered the public domain other than by reason of breach of this provision by any Noteholder, (ii) is required to be disclosed by law or by any order, rule or regulation of any court or governmental agency, or authority, (iii) is disclosed to any Affiliates, auditors, attorneys, or agents of the Noteholders so long as the Noteholders request that such Person or Persons keep such information confidential in accordance with the terms of the confidentiality provisions of this Paragraph 5C, or (iv) is furnished to purchasers or prospective purchasers of the Notes; provided that such purchasers or prospective purchasers shall be apprised of the confidential nature of such information and shall agree with the Company to hold such information confidential in accordance with the terms of the confidentiality provisions of this Paragraph 5C. With respect to clause (ii) of the preceding sentence, the Noteholder proposing to disclose such information shall promptly notify the Company and shall use commercially reasonable efforts to obtain or provide the Company with the opportunity to obtain confidential treatment of such information by the court, governmental agency, authority or other disclosee.

          5D. Notice of Material Events. The Company shall, and shall cause its Subsidiaries to, promptly notify the Noteholders (i) of the existence of any Lien (other than Liens permitted under Paragraph 6F of this Agreement) on the Company's or such Subsidiary's property or an event or condition that could reasonably be expected to result in a Material Adverse Effect, (ii) of the occurrence of any Default, (iii) of the default in payment on, or the acceleration of the maturity of, any Debt owed by the Company or any of its Subsidiaries or of any other default by the Company or any of its Subsidiaries under any indenture, mortgage, agreement, contract or other instrument to which any of them is a party or by which any of them or any of their Properties is bound if such other default could reasonably be expected to have a Material Adverse Effect, (iv) of any claim asserted against the Company or any of its Subsidiaries or with respect to the Company's or any of its Subsidiaries' Properties that could reasonably be expected to have a Material Adverse Effect, (v) of the filing of any suit or proceeding against the Company or any of its Subsidiaries in which an adverse decision could reasonably be expected to have a Material Adverse Effect (vi) of the occurrence of any (a) Termination Event; (b) "prohibited transaction" (within the meaning of Section 4975 of the IRC or Section 406 of ERISA), other than one to which an exemption applies; (c) failure to make a timely contribution to any Pension Plan, if such failure has given rise to a Lien under Section 412(n) of the IRC; or (d) actual, asserted or alleged violation of ERISA, the IRC or comparable provision of applicable foreign law that, with respect to any of the events set forth in the foregoing clauses (a) through (d), could reasonably be expected to result in a material tax, penalty or other material adverse consequence to the Company, any of its Subsidiaries or any ERISA Affiliate in connection with any Pension Plan, and shall provide a written notice specifying the nature thereof, what action the Company is taking or proposes to take with respect thereto, and, when known, any action taken by the IRS, the U.S. Department of Labor, the PBGC, any foreign governmental entity or any other Person with respect thereto and
(vii) of the receipt of any notice of termination or notice that exclusive rights will become non-exclusive under any material license agreement under which the Company receives rights to manufacture, distribute or sell a product. Upon the occurrence of any of the foregoing, the Company shall, and shall cause its Subsidiaries to, take all reasonably necessary or appropriate steps to remedy promptly any such material event, Default or default, to protect against any such adverse claim, to defend any such suit or proceeding, and to resolve all controversies on account of any of the foregoing.

                  5E. Maintenance of Properties. The Company shall, and shall cause its Subsidiaries to, maintain, preserve, protect, and keep all Property necessary to the business of the Company and its Subsidiaries in reasonably good condition (ordinary wear and tear excepted) and in compliance with all applicable laws, rules and regulations, except where non-compliance could not reasonably be expected to have a Material Adverse Effect.

                  5F. Maintenance of Existence and Qualifications. Except as provided in Paragraph 6G, the Company shall, and shall cause each of its Subsidiaries to, (a) maintain and preserve its corporate or other existence and its rights, franchises and privileges in full force and effect; and (b) qualify to do business as a foreign corporation or limited liability company, as the case may be, in all states or jurisdictions where required by applicable law except where the failure to be so qualified would not result, individually or in the aggregate, in a Material Adverse Effect.

                  5G. Payment of Taxes. The Company shall, and shall cause each of its Subsidiaries to, (i) timely file all required tax returns; and (ii) timely pay all Taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or Property, except to the extent the same are being contested in good faith and for which adequate reserves under GAAP have been established.

                  5H. Insurance. The Company shall, and shall cause each of its Subsidiaries to, maintain insurance in such amounts and covering such risks as are usually and customarily carried with respect to all Property of a character usually insured by similar Persons engaged in the same or similar businesses. The Company shall, and shall cause each of its Subsidiaries to, at all times maintain insurance against its liability for injury to persons or Property, which insurance shall be by financially sound and reputable insurers.

                  5I. Evidence of Compliance. The Company shall furnish to each Noteholder at the Company's expense (i) within 45 days after the end of each of the first three Fiscal Quarters of any Fiscal Year and within 90 days after the end of each Fiscal Year, a certificate signed by the Chairman of the Board, the President or the Chief Financial Officer of the Company and (ii) all evidence that any Noteholder from time to time reasonably requests, in each case, as to the accuracy and validity of or compliance with all representations, warranties and covenants made by the Company in the Documents, the satisfaction of all conditions contained therein and all other matters pertaining thereto, except to the extent any of the foregoing matters are covered by another compliance provision contained herein.

                  5J. Information Required by Rule 144A. The Company shall, upon the request of a Noteholder, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule l44A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. For the purpose of this Paragraph 5J, the term "qualified institutional buyer" shall have the meaning specified in Rule l44A under the Securities Act.

                  5K. Compliance with Agreements and Law. The Company shall, and shall cause each of its Subsidiaries to, perform all obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its Properties is bound, except where failure to comply could not reasonably be expected to have a Material Adverse Effect. The Company shall, and shall cause each of its Subsidiaries to, conduct its business and affairs in compliance with all laws, regulations, and orders applicable thereto, except where failure to comply could not reasonably be expected to have a Material Adverse Effect.

                  5L. Indemnity. The Company agrees to indemnify each holder of Notes or Warrants, upon demand, from and against any and all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this section collectively called "liabilities and costs") which to any extent (in whole or in part) may be imposed on, incurred by or asserted against any holder of a Note or Warrant growing out of, resulting from or in any other way associated with the Documents and the transactions and events associated herewith or therewith or contemplated herein or therein. No holder of Notes or Warrants shall be entitled under this paragraph to receive indemnification for any liabilities and costs (i) to the extent caused by its own individual gross negligence, willful misconduct or bad faith, (ii) to the extent caused by its breach of any law, rule, regulation, order or any contract, agreement or other instrument to which it is a party or otherwise bound, or
(iii) which arise from actions or proceedings convened by a Noteholder against another Noteholder or by a holder of Warrants against another holder of Warrants. The Company shall not, in connection with any one action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the reasonable fees and expenses of more than one law firm, in addition to any local counsel, for all of the holders of Notes or Warrants, except to the extent any holder of Notes or Warrants shall have been advised by legal counsel that there is a reasonable likelihood that there may exist a conflict of interest between any of such holders of Notes or Warrants or that any such holders of Notes or Warrants may have one or more defenses available that are different from or additional to any defense or defenses available to any other holder of Notes or Warrants. None of the Company, any Noteholder or any holder of Warrants will, without the prior written consent of the other, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification by such Noteholder or holder of Warrants may be sought hereunder (whether or not such Noteholder or holder of Warrants is a party to such claim, action, suit or proceeding); provided that the Noteholder or holder of Warrants may so settle such claim without such consent if such settlement includes a full release of the Company by the Noteholder or holder of Warrants or if the Company is not then in material compliance with its obligations under this Paragraph 5L.

                  5M. Subordination. All existing and hereafter arising Indebtedness of the Company (excluding the Existing Secured Debt as of the Date of Closing and a Permitted Working Capital Facility) shall be subordinated to the Indebtedness and other obligations of the Company under the Documents pursuant to subordination agreements reasonably satisfactory in form and substance to the Required Holders, in their sole and absolute discretion.

                  5N. Maintenance of Perfected Security Interests in the Collateral. The Company shall, and shall cause its Subsidiaries to, perform any and all acts and execute any and all documents (including, without limitation, the execution, amendment or supplementation of any financing statement and continuation statement) for filing in any appropriate jurisdiction under the provisions of the UCC, local law or any statute, rule or regulation of any applicable jurisdiction and for filing with the United States Patent and Trademark Office and the United States Copyright Office which are necessary or, in the reasonable opinion of the

Collateral Agent, desirable in order to maintain, confirm, grant, preserve, protect and perfect the validity and first priority in favor of the Collateral Agent for the ratable benefit of the Purchasers a valid and perfected Lien on the Collateral, subject to no Liens except for the Liens permitted by the applicable Security Documents, and shall deliver to the Purchasers an opinion of outside counsel acceptable to the Purchasers (whose acceptance shall not be unreasonably withheld) which shall opine as to the perfection of such filings with United States Patent and Trademark Office and the United States Copyright Office. The Company shall, as promptly as practicable after receipt of copies of any financing statements, deliver to the Collateral Agent acknowledgment copies of, or copies of lien search reports confirming the filing of, financing statements duly filed under the UCC of all jurisdictions as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the Lien created, or purported or intended to be created, by each Security Document. The Company agrees to, from time to time, provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each security interest and Lien contemplated. If the Company has not performed all such acts, delivered such opinion of counsel and executed all such filings within the date which is ten days from the Date of Closing, interest on the Notes shall increase by a rate of 50 basis points, and shall increase by an additional 50 basis points if such acts have not been performed and filings have not been executed another ten days thereafter; and if such acts have not been performed and such filings have not been executed 30 days after the Date of Closing, such failure to act shall constitute an Event of Default without giving effect to the grace period referenced in Paragraph 7A(vi). Any rate increase pursuant to this Paragraph 5N shall be of no further force or effect immediately upon demonstration to the Purchasers that all such actions and filings have been taken and made. Notwithstanding the foregoing, the Company shall not be deemed to have defaulted under this Paragraph 5N for any failure to create, perfect or maintain a security interest by reason of any invalidity or enforceability of the Security Documents with respect to the rights, if any, of the holders of the Preferred Stock (including as a result of the application of the laws and other principles set forth in the Preferred Security Interest Exceptions (defined in Paragraph 8E below)).

                  5O. Non-Voting Observer. For so long as shares of the Preferred Stock or any Notes, with combined accreted stated value and principal amount thereof in excess of 10% of the combined accreted stated value and principal amount issued at the Closing, remain outstanding, the holders of outstanding shares of Preferred Stock and Notes shall be entitled to designate a non-voting observer (an "Observer") to the Board of Directors of the Company (which Observer shall be entitled to have expenses reimbursed by the Company as if such Observer were a director of the Company). The Observer shall be appointed by the holders of a majority of the aggregate accreted stated value of Preferred Stock and the aggregate principal amount of Notes, voting together as a single class. Any person designated as an Observer to the Board of Directors will, to the extent permissible under Delaware law, have the right (w) to notice of and to be present at all meetings of the Board of Directors and its committees and to receive all materials, notices, minutes, consents and forms of consents in lieu of meetings distributed to the Board of Directors generally or to members of its committees at or in connection with any such meeting or action by written consent in lieu of such meeting, (x) to have the same access to which directors are entitled under Delaware law to the books and records of, and information concerning the business and operations of, the Company and Board of Directors, (y) to be provided with copies of all notices, minutes, consents, forms of consents in lieu of meetings and all other materials provided to one or more of the directors of the Company (who are not officers or employees of the Company), and
(z) to have the same access to all information and materials, books and records and employees of the Company and of its Subsidiaries as may be given to any director of the Company (who is not an officer or employee of the Company); provided, however, that the rights granted to the Observer under this Agreement (including the right to receive all materials, notices, minutes, consents and forms of consents in lieu of meetings) shall be temporarily suspended if and to the extent, in the reasonable opinion of the Board of Directors, the Observer's attendance at any such meeting or portion thereof (i) violates any law or Company policy regarding conflicts of interest with interested members of the Board of Directors as applied generally to meetings of the Board of Directors or
(ii) otherwise could violate the fiduciary duties of the Board of Directors or constitute a waiver of any attorney-client privilege that may exist in connection with such meeting or any portion thereof, as advised by outside counsel to the Company. The Board of Directors shall not hold informal meetings of the Board of Directors or any committee thereof (unless the Observer is invited thereto) as a means designed to circumvent or having the effect of circumventing the intention that the holders of Notes and Preferred Stock will have access to the Board of Directors and its committees as provided under this Agreement.

                  5P. Key Man Insurance. Within 60 days after the Date of Closing, the Company shall obtain a "key man" life insurance policy on Edward F. Calesa on terms satisfactory to the Purchasers (including naming the Purchasers as beneficiaries) and shall keep effective such policy in an amount of at least $5,000,000. The Purchasers agree to apply any proceeds received by them as beneficiaries under such policy on a pro rata basis in satisfaction of the Company's obligations under the Notes.

                  5Q. Reliance on Related Documents. The Company hereby agrees that each Purchaser shall be entitled to rely on all written representations, warranties and covenants rendered by the Company in connection with the consummation of the transactions contemplated by the Transaction Documents.

                  5R. Allocation of Shares of Common Stock. The Company shall, at all times after the Date of Closing, take instructions from the Required Holders as relates to the allocation of shares of its Common Stock issuable upon exercise of the Warrants and conversion of the shares of Preferred Stock. The Company shall not issue shares of its Common Stock pursuant to any exercise of the Warrants or conversion of the shares of Preferred Stock, except as in accordance with instructions from the Required Holders.

                  5S. Certain Approval. Not later than the next annual meeting of the Company's held in accordance with the Company's by-laws, the Company shall submit to the stockholders for their approval the issuance by the Company of shares of Common Stock exceeding 20% of the number of shares of Common Stock outstanding on the Date of Closing as a consequence of the conversion of shares of Preferred Stock and exercise of the Warrants into shares of Common Stock, together with the recommendation of its Board of Directors for approval of such proposal. The Company shall use its best efforts to cause the approval by a majority of the total votes cast on the proposal, in person or by proxy, of such proposal, which may include securing a voting agreement from Edward F. Calesa agreeing to vote in favor of the proposal, hiring a proxy solicitor and direct solicitation efforts of significant stockholders.

                  PARAGRAPH 6.  NEGATIVE COVENANTS.

                  To induce each Purchaser to enter into this Agreement and purchase the Notes, the Company warrants, covenants and agrees as follows:

                  6A. Prohibition on Additional Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, assume, incur or otherwise be liable for (collectively, "incur") any Debt (including, without limitation, Acquired Indebtedness and Purchase Money Indebtedness) other than the Permitted Debt.

                  6B. Maintenance of EBITDA. The Company shall not, and shall not permit any of its Subsidiaries to, permit Actual EBITDA for the Company (a) for the three consecutive Fiscal Quarters ending September 30, 2002 to be less than $6.2 million and (b) for the period of four consecutive Fiscal Quarters ending on each date specified below to be less than the amount set forth opposite such period below:

                                                            Actual
                   Date                                 EBITDA Amount
              --------------                            -------------
          December 31, 2002                            $9.0 million
          March 31, 2003                               $11.3 million
          June 30, 2003                                $12.3 million
          September 30, 2003                           $13.3 million
          December 31, 2003                            $14.5 million
          March 31, 2004                               $15.5 million
          June 30, 2004                                $16.5 million
          September 30, 2004                           $17.5 million
          December 31, 2004                            $18.5 million
          March 31, 2005                               $18.5 million
          June 30, 2005                                $18.5 million

               6C. Maintenance of Fixed Charge Coverage Ratio. The Company shall not, and shall not permit any of its Subsidiaries to, permit the Fixed Charge Coverage Ratio of the Company (a) for the three consecutive Fiscal Quarters ending September 30, 2002 to be less than 2.0:1 and (b) for the period of four consecutive Fiscal Quarters ending on each date specified below to be less than the amount set forth opposite such period below:

               Date                                Fixed Charge Coverage
           --------------                          ---------------------

          December 31, 2002                                2.0:1
          March 31, 2003                                   2.0:1
          June 30, 2003                                    2.0:1
          September 30, 2003                               2.0:1
          December 31, 2003                               1.75:1
          March 31, 2004                                   2.0:1
          June 30, 2004                                    2.0:1
          September 30, 2004                               2.0:1
          December 31, 2004                                2.0:1
          March 31, 2005                                   2.0:1
          June 30, 2005                                    2.0:1

               6D. Maintenance of Minimum Net Worth. The Company shall not, and shall not permit any of its Subsidiaries to permit Adjusted Net Worth of the Company, as of the end of any Fiscal Quarter of the Company, to be less than 90% of the Net Worth of the Company as of June 30, 2002, increasing at the end of fiscal 2002 by 50% of Consolidated Net Income from July 1, 2002 to the end of fiscal 2002 and at the end of each Fiscal Year thereafter by 50% of the Consolidated Net Income; provided that no adjustment shall be made for any period in which the Company has negative Consolidated Net Income.

               6E. Capital Expenditures. The Company shall not, and shall not permit any of its Subsidiaries to, make any Capital Expenditures, during the Fiscal Years ending on each date specified below to exceed the amount set forth opposite such period below:

           Fiscal Year                                Capital Expenditures
           -----------                                --------------------

              2002                                         $ 2.9 million

              2003                                         $1.75 million

              2004                                         $1.75 million

               6F. Limitation on Liens. The Company shall not, and shall not permit any of its Subsidiaries, to incur or suffer to be incurred or allow to exist any Lien in respect of any Property of the Company or any of its Subsidiaries, other than:

               (1) Liens on the Collateral in favor of the Collateral Agent for the benefit of the Noteholders and the holders of the Preferred Stock in accordance with the Security Agreement;

               (2) Liens on inventory and/or receivables of the Company securing Indebtedness under a Permitted Working Capital Facility;

               (3) Liens for taxes or assessments or other governmental charges or levies, not yet due or payable or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, as the case may be, in conformity with GAAP;

               (4) Liens created by or resulting from any litigation or legal proceeding which is being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, as the case may be, in conformity with GAAP;

               (5) other Liens incidental to the normal conduct of the business of the Company or its Subsidiaries which do not secure Debt and which do not in the aggregate materially impair the use of such Property in the operation of the business of the Company and its Subsidiaries taken as a whole or the value of such Property for the purposes of such business;

               (6) subject to compliance with or a waiver of Paragraph 6A, (i) any Lien on Property existing on such Property at the time of acquisition thereof, whether or not the Debt secured thereby is assumed by the Company or any Subsidiary thereof, or (ii) any Lien existing on the Property of a Person at the time such Person is merged into or consolidated with the Company or any Subsidiary thereof or at the time of a sale, lease or other disposition of the Properties of a Person or firm as an entirety or substantially as an entirety to the Company or any Subsidiary thereof; provided that none of such Liens shall exceed 100% of the fair market value of the related Property and no other Property of the Company or any Subsidiary shall be subject to any such Lien;

               (7) subject to compliance with or a waiver of Paragraph 6A, purchase money Liens to finance Property or assets of the Company or any Subsidiary acquired in the ordinary course of business; provided, however, that (A) the related purchase money Debt shall not exceed the cost of such Property or assets and shall not be secured by any Property or assets of the Company or its Subsidiaries other than the

          Property and assets so acquired and (B) the Lien securing such Debt shall be created within 90 days of such acquisition;

               (8) subject to compliance with or a waiver of Paragraph 6A, Liens securing Capitalized Lease Obligations; provided that such Lien does not extend to any property other than that subject to the underlying lease;

               (9)   Liens existing on the Date of Closing; or

               (10)  Liens in favor of the Company.

               6G. Limitation on Mergers. The Company shall not, nor shall it permit any of its Subsidiaries to, in a single transaction or through a series of related transactions, merge or consolidate with or into any other Person; provided that this Paragraph 6G shall not apply in the event of a Change in Control where the Company complies with Paragraph 4D; and provided, further, that this Paragraph 6G shall not apply to a merger or consolidation of one of the Company's Subsidiaries with or into any other Person if the surviving Person in such merger or consolidation will be a Subsidiary of the Company following such transaction.

               Notwithstanding the foregoing, any Subsidiary of the Company may merge with the Company or any other Subsidiary of the Company; provided that the Company or a Subsidiary shall be the surviving Person.

               6H. Limitation on Asset Sales; Application of Certain Proceeds.
(a) The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, in a single transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of or suffer to be sold, leased, transferred, abandoned or otherwise disposed of, all or any part of its assets except:

               (i) the Company and its Subsidiaries may sell their inventory in the ordinary course of their business and may sell obsolete assets having no or immaterial book value;

               (ii) any Subsidiary may sell, lease or otherwise dispose of any or all of its assets to the Company or another Subsidiary of the Company;

               (iii) the Company or any Subsidiary thereof may sell, lease or otherwise dispose of assets in transactions not otherwise permitted under clause (i) of this Paragraph 6H (each such sale, lease or other disposition of assets being hereinafter referred to as an "Asset Sale"), so long as (A) the Company demonstrates to the satisfaction of the Noteholders that, after giving effect to such sale, lease or other disposition, the Company and its Subsidiaries remain in compliance with the terms of this Agreement and the Notes, including all covenants, (B) no part of any asset sold, leased or otherwise disposed of consists of any Collateral, (C) the Company receives consideration at the time of such sale or other disposition at least equal to the fair market value, as determined by the Board of Directors, of the assets sold or otherwise disposed of consists of any Collateral, (C) the Company receives consideration at the time of such sale or other disposition at least equal to the fair market value, as determined by the Board of Directors, of the assets sold or otherwise disposed of, and (D) not less than 80% of the consideration received by the Company is in the form of cash or Cash Equivalents except to the extent the Company receives as consideration for such Asset Sale rights or assets in a Permitted Acquisition; and

               (iv) (a) to the extent that an amount equal to 100% of the Net Proceeds from any Asset Sale is applied by the Company

                     (A) first, to make an offer to the holders of the Notes to purchase Notes pursuant to and subject to the conditions contained in this Agreement (an "Asset Sale Proceeds Offer"); and

                     (B) second, to the extent of the balance of such proceeds
               after application in accordance with clause (A) above, to any other application or use not prohibited by this Agreement.

          In the event of an Asset Sale Proceeds Offer, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes at a purchase price of 100% of their principal amount plus accrued but unpaid interest in accordance with the procedures (including prorating in the event of oversubscription) set forth in this Agreement. Excluded from the foregoing provisions of this subparagraph 6H(iv) will be (i) proceeds from any asset sale which, when taken together with all proceeds from asset sales occurring within the 12 months preceding such asset sale, do not exceed $2.5 million (which amount shall be carried forward for purposes of determining whether such an offer is required with respect to the asset sale proceeds for any subsequent asset sale), (ii) all proceeds from the sale of the Company's Catalog Business (as constituted on the Date of Closing) as and (iii) all proceeds used to repay Indebtedness secured by the assets sold as required by the terms of such Indebtedness.

               (b) In the event of an Asset Sale Proceeds Offer, holders of Notes shall have the right, at their option, to require the Company to purchase all or any portion of the Notes on the date (the "Asset Sale Proceeds Payment Date") which is 20 Business Days after the date the Asset Sale Proceeds Notice (as defined below) is required to be mailed (or such later date as is required by applicable law) at the a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest (if any) to the Asset Sale Proceeds Payment Date. The Company shall not be required to make an offer to purchase Notes pursuant to this subparagraph 6H(a)(iv) if the Net Proceeds available therefor for are less than $500,000 (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Proceeds from any subsequent assets sales).

               (c) The Company shall send all holders of the Notes, within five Business Days after the occurrence of such Asset Sale, a notice of the occurrence of such Asset Sale (the "Asset Sale Proceeds Notice").

               Each  Asset Sale Proceeds Notice shall state:

               (1)   the Asset Sale Proceeds Payment Date;

               (2) the date by which the right to have Notes purchased must be exercised;

               (3) that such right is conditioned on receipt of notice from the holders;

               (4) the purchase price, if the right to have Notes purchased is exercised;

               (5) a description of the procedure which the holders of Notes must follow to exercise the right to have Notes purchased;

               (6)   that the purchase is being made pursuant to this Paragraph
          6H;

               (7) that any Note not tendered will continue to accrue interest if interest is then accruing; and

               (8) that, unless the Company defaults in making payment therefor, any Note accepted for purchase shall cease to accrue interest after the Asset Sale Proceeds Payment Date.

               No failure of the Company to give the foregoing notice shall limit any holder's right to exercise a right to have Notes purchased.

               (d) In addition to the foregoing, the Company agrees to apply any proceeds received by it from the Seller, Gillette and/or BMS (as each is defined in the Transaction Documents) in connection with any claim by the Company for indemnity or breach or the like under the Vaniqa Acquisition documents to make an offer to repurchase the Notes in the same manner and subject to the same limitations as set forth above as if such offer were an Asset Sale Proceeds Offer.

               6I.   Limitation on Restricted Payments. The Company shall not,
and shall not permit any of its Subsidiaries to, directly or indirectly, (i) declare or pay any dividend or make any distribution on the Capital Stock of the Company or any of its Subsidiaries (except dividends or stock splits payable solely in Qualified Capital Stock, accretion of stated value or dividends payable on the Preferred Stock or dividends payable solely to the Company or a Subsidiary), (ii) purchase, redeem or otherwise acquire or retire for value any of the Capital Stock or rights to acquire Capital Stock of the Company or its Subsidiaries which are not wholly-owned (including, in each case, any payments made pursuant to any Company or Subsidiary stock appreciation rights plan or reasonable equivalent thereof) other than (A) Preferred Stock in accordance with Sections 9E, 9F and 9G of the certificate of designations relating thereto and (B) restricted shares of Capital Stock issued to officers, directors or employees pursuant to the terms for repurchase thereof upon a termination of employment or directorship, (iii) repay, prepay, redeem, or otherwise acquire or retire for value, make principal payments with respect to or defease, any Debt of the Company or its Subsidiaries that is subordinate or junior in right of payment to the Notes or the Existing Senior Debt (except, with respect to the Existing Senior Debt, for scheduled amortization payments and payment of principal at maturity) (each of the foregoing actions set forth in clauses (i) through (iii) hereof being referred to as a "Restricted Payment") or (iv) make any Investment other than a Permitted Investment.

               6J.   Limitation on Restrictions on Distributions from
Subsidiaries. The Company shall not, and shall not permit any of its Subsidiaries to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction which by its terms encumbers or restricts the ability of any Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock or pay any Debt or other obligation owed to the Company, (b) make any loans or advances to the Company, (c) transfer any of its Property or assets to the Company, or (d) guarantee any Debt of the Company, except for such encumbrances or restrictions existing under or contemplated by or by reason of (i) applicable law or any applicable rule, regulation or order, (ii) the Documents, (iii) encumbrances or restrictions existing on the Date of Closing to the extent and in the manner such encumbrances and restrictions are in effect on the Date of Closing, (iv) subject to compliance with or a waiver under Paragraph 6A, any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person (including any Subsidiary of the Person), so acquired, (v) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices,
(vi) customary restrictions in security agreements or mortgages securing Indebtedness of the Company or a Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements and mortgages, (vii) customary restrictions pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of a Subsidiary of the Company, or (viii) subject to compliance with or a waiver under Paragraph 6A, restrictions contained in Purchase Money Indebtedness or Capitalized Lease Obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the property so acquired so long as such restrictions are limited to such property.

               6K.   Limitation on Transactions with Affiliates. The Company
will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any Property, assets or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction") or extend, renew, waive or otherwise modify in any material respect the terms of any Affiliate Transaction entered into prior to the Date of Closing other than Affiliate Transactions on terms that are fair and reasonable to the Company or the Subsidiary, as the case may be, and the terms are no less favorable than those that would reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such wholly-owned Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions) entered into after the Date of Closing which involve an aggregate fair market value of more than $500,000 shall be approved by the Board of Directors of the Company or such Subsidiary, as the case may be, and approval shall be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the standard set forth in the immediately preceding sentence. If the Company or any Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions) after the Date of Closing that involves an aggregate fair market value of more than $1,000,000, the Company or such Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and provide the same to each Noteholder.

                  The foregoing provisions shall not apply to:

                  (1) any Restricted Payment that is not prohibited by the provisions described in Paragraph 6I hereof;

                  (2) any employment agreement entered into by the Company or any of its Subsidiaries in the ordinary course of business, consistent with the past practice of the Company or such Subsidiary and approved by the independent members of the Board of Directors;

                  (3) transactions between or among the Company and one or more wholly owned Subsidiaries or among wholly owned Subsidiaries; and

                  (4) any transaction pursuant to an agreement, arrangement or understanding existing on the Date of Closing and known to the Purchasers.

                  6L. Limitation on Ownership of Subsidiaries. The Company shall at all times own, either directly or through a wholly-owned Subsidiary, 100% of the Voting Stock of its Subsidiaries existing as of the date hereof. Notwithstanding the foregoing, any Subsidiary of the Company may issue shares of its Capital Stock to any Person to the extent but only to the extent that a requirement of law applicable to such Subsidiary requires the issuance of shares of Capital Stock to such Person in order for such Person to qualify for service as a director of such Subsidiary.

                  6M. Modification of Material Agreements. Without the consent of the Required Holders, the Company shall not, and shall not permit any of its Subsidiaries to, amend any of its Material Agreements.

                  6N. Limitation on Transfer of Assets to Certain Subsidiaries. The Company shall not, and shall not permit any of its Subsidiaries to, sell, convey, transfer, lease or other wise dispose of any of its assets or property to any Subsidiary that is not a wholly-owned Subsidiary of the Company.

                  6O. Payments for Consent. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement or the Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

                  6P. Limitations on Preferred Stock of Subsidiaries. The Company shall not permit any of its Subsidiaries to issue any preferred stock (other than to the Company or any of its Subsidiaries) or permit any Person (other than the Company or one or more Subsidiaries) to hold any such preferred stock.

                  6Q. Use of Proceeds. (a) The proceeds from the issuance of the Notes on the Date of Closing shall be used to consummate the Vaniqa Acquisition and pay related fees and expenses.

                  (b) No portion of the proceeds from the issuance of Notes shall be used in any manner which would violate Regulation U, T or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, as in effect on the date or dates of such borrowing and such use of proceeds.

                  6R. Business Activities. The Company shall not, nor shall the Company cause or permit any of its Subsidiaries to, directly or indirectly, engage in any business other than the marketing, sale or distribution of pharmaceutical or health care products or (unless and until the Catalog Business is sold) products of the type currently sold by the Catalog Business.

                  PARAGRAPH 7. EVENTS OF DEFAULT.

                  7A. Acceleration. If any of the following events (each an "Event of Default") shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

                  (i) there is a default in the payment of any principal of any of the Notes when the same shall become due, either by the terms thereof or otherwise as herein provided, including, without limitation, as a result of the failure by the Company to redeem or purchase the Notes as required by the provisions of Paragraph 4;

                  (ii) there is a default in the payment of any interest on any of the Notes, or a default in the payment of other amounts payable under this Agreement, in either case for more than 5 Business Days after the date due;

                  (iii) the Company or any of its Subsidiaries fails to comply with any provision of Paragraph 6 of this Agreement;

                  (iv) the Company fails to comply with any of its other covenants or obligations under the Notes or this Agreement and the default continues and is not remedied within 30 days from the date notice is required to be given to Noteholders pursuant to Paragraph 5D;

                  (v) any representation or warranty made in this Agreement, the other Documents or in any certificate furnished in connection therewith is proven to be false or incorrect in any material respect as of the date made;

                  (vi) the Company or any of the Subsidiaries shall (A) default in any payment of principal of or interest of any Indebtedness other than the Notes involving payment in respect of obligations in the aggregate of $250,000 or more, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created or (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist the effect of which default or other event or condition is to cause, or to permit the holder or holders or other beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice, if required, such Indebtedness to become due prior to its stated maturity or otherwise payable, which default or other condition shall continue and not be cured under the terms of such Indebtedness within 30 days of its occurrence;

                  (vii) the Company or any of its Subsidiaries:

                        (a) suffers the entry against it of a judgment, decree
                  or order for relief by a court of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency, composition or other similar law of any jurisdiction now or hereafter in effect, including the federal

                  Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it which remains undismissed for a period of 60 days; or

                        (b) commences a voluntary case under any applicable
                  bankruptcy, insolvency, composition or similar law now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such law; or makes a conveyance, assignment for the benefit of, or enters into any composition with, its creditors generally; or fails generally to pay (or admits in writing its inability to pay) its debts as such debts become due; or takes corporate or other action to authorize any of the foregoing; or

                        (c) suffers the appointment of or taking possession
                  by any holder of a Lien, receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within 60 days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or

                        (d) suffers the entry against it of a final judgment
                  or judgments for the payment of money in excess of $100,000 which is not fully covered by insurance (less customary deductibles) unless the same is discharged within 30 days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or

                (viii) any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent the Liens, rights, powers and privileges for the benefit of the Noteholders purported to be created thereby (other than any such cessation due to an act or failure to act on the part of the Lenders), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons and subject to no Liens other than the Liens permitted by the applicable Security Document; or

                  (ix) the Company receives a notice of termination or notice that exclusive rights will become non-exclusive under any material license agreement under which the Company receives rights to manufacture, distribute or sell a product and fails to cure such termination or change in license rights on or before a date that falls two thirds of the way through the period between the notice date and the first date on which the other party may terminate such rights or may elect to make an exclusive license non-exclusive; provided that it shall not be an Event of Default hereunder if on or before the date that falls two thirds of the way through such period the Company demonstrates to the reasonable satisfaction of the Purchasers that, on a pro forma basis after taking into account the termination of such license rights or the conversion of such rights from exclusive to non-exclusive rights, the Company continues to satisfy the covenants set forth in Section 6B (calculated for the most recent four consecutive Fiscal Quarters and compared to the required minimum Actual EBITDA amount for such Fiscal Quarters) and Sections 6C and 6D (determined as of such date); provided further that the Purchasers agree to negotiate with the Company in good faith to determine the effects for purposes of the preceding proviso of a change from exclusive to non-exclusive rights to a product for a period of one week;

then (a) if such event is an Event of Default specified in clause (i) or (ii) of this Paragraph 7A, any Noteholder (other than the Company or any of its Subsidiaries or Affiliates) may at its option, by notice in writing to the Company, declare such Note to be, and such Note shall thereupon be and become, immediately due and payable together with interest accrued thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, (b) if such event is an Event of Default specified in clause (vii)(a), (vii)(b) or (vii)(c) of this Paragraph 7A, all of the Notes at the time outstanding shall automatically become immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or notice of any kind (including, without limitation, notice of intent to accelerate and notice of acceleration of maturity), all of which are hereby waived by the Company, and (c) if such event is any other Event of Default, the holders of at least 25% of the aggregate principal amount of the Notes then outstanding may at their option, by notice in writing to the Company, declare all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon with respect to each Note, without presentment, demand, protest or other notice of any kind (including, without limitation, notice of intent to accelerate), all of which are hereby waived by the Company.

                  7B. Rescission of Acceleration. At any time after any or all of the Notes shall have been declared immediately due and payable pursuant to Paragraph 7A, the Required Holders may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Company shall have paid all overdue interest on the Notes, the principal of any Notes which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal at the rate specified in the Notes,
(ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to Paragraph 11C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes or this Agreement. No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

                  7C. Notice of Acceleration or Rescission. Whenever any Note shall be declared immediately due and payable pursuant to Paragraph 7A or any such declaration shall be rescinded and annulled pursuant to Paragraph 7B, the Company shall forthwith give written notice thereof to the holder of each Note at the time outstanding.

                  7D. Other Remedies. If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

                  PARAGRAPH 8.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

                  To induce each Purchaser to enter into this Agreement and to purchase the Notes and the Warrants, the Company represents and warrants to and agrees with each Purchaser, as of the date hereof and as of the Date of Closing, that:

                  (a) The Company and its Subsidiaries have been duly incorporated, formed or organized, as the case may be, and each of the Company and its Subsidiaries is validly existing in good standing as a corporation, limited liability company or a limited partnership, as the case may be, under the laws of its jurisdiction of incorporation, formation or organization, with all requisite power and authority as a corporation, limited liability company or limited partnership, as the case may be, to own its properties and conduct its business as now conducted (as described in the Exchange Act Documents) and is duly qualified to do business as a corporation or foreign limited liability company in good standing in all other jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; as of the Date of Closing and after giving pro forma effect to the closing of the Transaction, the Company will have the authorized, issued and outstanding capitalization set forth in
         Schedule 8A-1; except as set forth in Schedule 8A-2 hereto, the Company does not have any subsidiaries or own directly or indirectly any of the capital stock or other equity or long-term debt securities of or have any equity interest in any other person; all of the outstanding shares of capital stock or membership interests, as the case may be, of the Company and its Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights; all of the outstanding shares of capital stock or membership interests, as the case may be, of the Subsidiaries are owned free and clear of all liens, encumbrances, equities and restrictions on transferability or voting; all of the outstanding shares of capital stock or membership interests, as the case may be, of the Subsidiaries are owned, directly or indirectly, by the Company; except as set forth in this Agreement and in Schedule 8A-3, no options, warrants or other rights to purchase from the Company or any Subsidiary, or agreements or other obligations of the Company or any Subsidiary to issue or other rights to convert any obligation into, or exchange any securities for, shares of capital stock of or ownership interests (including the Warrants) in the Company or any Subsidiary are outstanding and no holder of securities of the Company or any Subsidiary is entitled to have such securities registered under the Securities Act; there is no agreement, understanding or arrangement among the Company or any Subsidiary and each of their respective members or stockholders, as the case may be, or any other person relating to the ownership or disposition of any capital stock or membership interest (including any Warrant), as the case may be, of the Company or any Subsidiary or the election of directors or other governing persons of the Company or any Subsidiary or the governance of the Company's or any Subsidiary's affairs, and, if any, such agreements, understandings and arrangements will not be breached or violated as a result of the execution and delivery of, or the consummation of the transactions contemplated by, this Agreement, the other Documents and the Transaction Documents.

                (b) The Company has all requisite power and authority as a corporation to execute, deliver and perform its obligations under the Notes. The Notes have each been duly and validly authorized by the Company for issuance and, when executed by the Company in accordance with the provisions of this Agreement, and delivered to and paid for by the Purchasers in accordance with the terms hereof, will have been duly executed, issued and delivered and will constitute valid and legally binding obligations of the Company, entitled to the benefits of this Agreement and enforceable against the Company in accordance with their terms except that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally or (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought (regardless of whether such enforcement is considered in a proceeding at law or in equity) (collectively, the "Enforceability Exceptions"); the Notes are in the form contemplated by this Agreement.

                (c) The Company has all requisite power and authority as a corporation to execute, deliver and perform its obligations under the Warrants. The Warrants have each been duly and validly authorized by the Company for issuance and, when executed by the Company in accordance with the provisions of this Agreement, and delivered to and paid for by the Purchasers in accordance with the terms hereof, will have been duly executed, issued and delivered and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms except that the enforcement thereof may be limited by the Enforceability Exceptions; the Warrants are in the form contemplated by this Agreement.

                (d) The Company has all requisite power and authority as a corporation to execute, deliver and perform its obligations under this Agreement (including without limitation the issuance of the Notes and the Warrants). This Agreement has been duly and validly authorized by the Company, and, when executed and delivered by the Company, will constitute a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms except that (i) the enforcement thereof may be limited by the Enforceability Exceptions and (ii) any rights to indemnity or contribution hereunder may be limited by federal and state securities laws and public policy considerations.

                (e) The Company has all requisite power and authority as a corporation to execute, deliver and perform its obligations under each of the Security Documents. Each Security Document has been duly and validly authorized by the Company and, when executed by the Company and delivered to the Purchasers in accordance with the terms hereof, will have been duly executed and delivered and will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except that the enforcement thereof may be limited by the Enforceability Exceptions and no representation or warranty is made by the Company hereunder or in the Security Documents with respect to the validity or enforceability of the Security Documents with respect to the rights, if any, of the holders of the Preferred Stock thereunder, including with respect the creation or perfection of a security interest, and the relative priority of any such security interest, or the effect of the federal Bankruptcy Code and comparable provisions of state law, and other applicable antifraud laws, securities laws, usury laws or public policy considerations on the rights, if any, of such holders under the Security Documents (collectively, the "Preferred Security Interest Exceptions").

                (f) The Security Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Purchasers with respect to the Notes, a legal, valid and enforceable security interest in the Collateral and, when (i) the Security Agreement is filed in the United States Patent and Trademark Office and the United States Copyright Office and (ii) such other filings which are necessary to be made to create the security interest pursuant to the Security Agreement, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral (other than as defined in the Security Agreement), in each case prior and superior in right to any other person, subject to no other Liens except for Liens expressly permitted to exist on such Collateral by the terms of the Security Agreement; provided, however, that the foregoing representation and warranty is expressly subject to the Preferred Security Interest Exceptions.

                (g) The Company has all requisite power and authority as a corporation to execute, deliver and perform its obligations under the Registration Rights Agreement. The Registration Rights Agreement has been duly and validly authorized by the Company and, when executed by the Company and delivered to the Purchasers in accordance with the terms hereof, will have been duly executed and delivered and will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except that (i) the enforcement thereof may be limited by the Enforceability Exceptions and (ii) any rights to indemnity or contribution hereunder may be limited by federal and state securities laws and public policy considerations.

                (h) The Company has all requisite power and authority as a corporation to issue the shares of common stock issuable upon exercise of the Warrants (the "Warrant Shares"). The Warrant Shares have been duly and validly authorized by the Company and, when issued by the Company in accordance with the provisions of the Warrants, will be fully paid and nonassessable and will not be issued in violation of any preemptive or similar rights and will be issued free and clear of all liens, encumbrances, equities and restrictions on transferability or voting other than those imposed under applicable federal and state securities laws or otherwise granted by the Purchasers.

                (i) (i) The Company has delivered to the Purchasers a true and correct copy of each of the Transaction Documents that have been executed and delivered prior to the date of this Agreement and each other Transaction Document in the form substantially as it will be executed and delivered on or prior to the Date of Closing, together with all related agreements and all schedules and exhibits thereto, and there have been no amendments, alterations, modifications or waivers of any of the provisions of any of the Transaction Documents since their date of execution or from the form in which any such Transaction Document has been delivered to the Purchasers; and (ii) to the Company's knowledge, there exists no event or condition that would constitute a default or an event of default (in each case as defined in each of the Transaction Documents) under any of the Transaction Documents that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect or affect the ability of the Company or its Subsidiaries to consummate the Vaniqa Acquisition.

                (j) No consent, approval, authorization, license, qualification, exemption or order of any court or governmental agency or body (including, without limitation, the Food and Drug Administration (the "FDA")) or third party is required for the performance of this Agreement or the Notes or the Warrants by the Company, or for the consummation by the Company of the Transaction or any transaction contemplated hereby, or the application of the proceeds of the issuance of the Notes as described in this Agreement, except as has already been acquired or as may be required under state securities or "Blue Sky" laws in connection with the purchase of the Notes by the Purchasers; all such consents, approvals, authorizations, licenses, qualifications, exemptions and orders which are required to be obtained by the Date of Closing have been obtained or made, as the case may be, and are in full force and effect and not the subject of any pending or, to the knowledge of the Company, threatened attack by appeal or direct proceeding or otherwise.

                (k) None of the Company or its Subsidiaries is (i) in violation of its certificate of incorporation or bylaws (or similar organizational document, including any certificate of formation and operating agreement), (ii) in breach or violation of any statute, judgment, decree, order, rule or regulation (including, without limitation, those relating to the development, commercialization and sale of pharmaceutical and biotechnology products) applicable to any of them or any of their properties or assets (including, without limitation, any order, rule or regulation of the FDA, the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.), which breach or violation could, individually or in the aggregate, have a Material Adverse Effect, or (iii) except as set forth in Schedule 8J, in default (nor has any event occurred which with notice or passage of time, or both, would constitute a default) in the performance or observance of any obligation, agreement, covenant or condition contained in this Agreement or the Notes or any Transaction Document or any other contract, indenture, mortgage, deed of trust, loan agreement, note, lease, license, permit, certificate or agreement or instrument to which it is a party or to which it is subject, which default could, individually or in the aggregate, have a Material Adverse Effect.

                (l) The execution, delivery and performance by the Company of this Agreement (including without limitation, the issuance of the Notes and the Warrants), the other Documents and the Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof will not (a) violate, conflict with or constitute or result in a breach of or a default under (or an event that, with notice or lapse of time, or both, would constitute a breach of or a default under) any of (i) the terms or provisions of any contract, indenture, mortgage, deed of trust, loan agreement, note, lease, license, permit, certificate or agreement or instrument to which any of the Company or its Subsidiaries is a party or to which any of their respective properties or assets are subject, (ii) the certificate of incorporation or bylaws of any of the Company or its Subsidiaries (or similar organizational document, including any certificate of formation and operating agreement) or
         (iii) (assuming compliance with all applicable state securities or

         "Blue Sky" laws and the accuracy of the representations and warranties of the Purchasers in Paragraph 9 hereof) any statute, judgment, decree, order, rule or regulation of any court or governmental agency or other body applicable to the Company or its Subsidiaries or any of their respective properties or assets (including, without limitation, the rules and regulations of the FDA), that, in each case described in this clause (a), could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, or (b) result in the imposition of any lien upon or with respect to any of the properties or assets now owned or hereafter acquired by the Company or any of their Subsidiaries, other than as contemplated by the Security Agreements.

                (m) The audited consolidated financial statements contained in the Exchange Act Documents present fairly in all material respects the consolidated financial position, results of operations and cash flows of such entities at the dates and for the periods to which they relate and have been prepared in accordance with GAAP applied on a consistent basis except as otherwise stated therein; the interim unaudited consolidated financial statements contained in the Exchange Act Documents and delivered to the Purchasers as a closing condition and attached hereto as Schedule 8M present fairly in all material respects the consolidated financial position, results of operations and cash flows of such entities at the dates and for the periods to which they relate subject to year-end audit adjustments and have been prepared in accordance with GAAP applied on a basis substantially consistent with the audited consolidated financial statements included therein; and Ernst & Young LLP, which has examined certain of such financial statements, is an independent certified public accounting firm within the meaning of the Securities Act.

                (n) The pro forma financial statements and other pro forma financial information (including the notes thereto) attached hereto as
         Schedule 8N have been properly computed on the bases described therein; and the assumptions used in the preparation of the pro forma financial statements and other pro forma financial information are reasonable and the adjustments used therein are appropriate to give effect to the transactions or circumstances referred to therein.

                (o) The Projections have been prepared by the Company and are based on the reasonable and good faith estimates and assumptions of the Company and the Company has no reason to believe that such estimates and assumptions are not fair and reasonable.

                (p) There is not pending or, to the best knowledge of the Company, threatened any action, suit, proceeding, inquiry or investigation, governmental or otherwise, to which any of the Company or its Subsidiaries is a party, or to which their respective properties or assets are subject, before or brought by any court, arbitrator or governmental agency or body, that, if determined adversely to the Company or any such

         Subsidiary could, individually or in the aggregate, have a Material Adverse Effect or that seeks to restrain, enjoin, prevent the consummation of or otherwise challenge the Vaniqa Acquisition or the issuance or sale of the Notes or the Warrants hereunder or the application of the proceeds therefrom or the other transactions consummated as of the date of this Agreement.

                (q) Except as set forth on Schedule 8Q, the Company and its Subsidiaries possess, and upon consummation of the Vaniqa Acquisition will possess, all licenses, permits, certificates, consents, orders, approvals and other authorizations from, and have made all declarations and filings with, all federal, state, local and other governmental authorities (including, without limitation, the FDA), all self-regulatory organizations and all courts and other tribunals, presently required or necessary to own or lease, as the case may be, and to operate its respective properties and to carry on its respective businesses as now or proposed to be conducted, except where the failure to obtain such licenses, permits, certificates, consents, orders, approvals and other authorizations, or to make all such declarations and filings, could not, individually or in the aggregate, have a Material Adverse Effect, and the Company and its Subsidiaries have not received any notice of any proceeding relating to revocation or modification of any such license, permit, certificate, consent, order, approval or other authorization.

                (r) To the best knowledge of the Company, none of the Company or its Subsidiaries has, and, after giving effect to the Vaniqa Acquisition and the issuance and sale of the Notes, will not have, any liability for any prohibited transaction or funding deficiency or any complete or partial withdrawal liability, or other liability under Title IV of ERISA, with respect to any pension, profit sharing or other plan which is subject to ERISA, to which any of the Company or its Subsidiaries makes or ever has made a contribution and in which any employee of any of the Company or its Subsidiaries is or has ever been a participant. With respect to such plans, the Company and its Subsidiaries are, and, after giving effect to the Vaniqa Acquisition and the issuance and sale of the Notes, will be, in compliance in all material respects with all provisions of ERISA.

                (s) The Exchange Act Documents, as of the date such filings were made, did not contain any untrue statement of a material fact or omit to state a material fact necessary to make such information or statements not misleading. All information provided to the Purchasers about the Company, its Subsidiaries and its existing business, financial conditions and results of operations, and all statements made to the Purchasers about the Company, did not when made and do not as of the date hereof contain or include any untrue statement of a material fact or omit to state a material fact necessary to make such information or statements, in the light of the circumstances under which they were made or given, not misleading. To the knowledge of the Company, all information provided to the Purchasers, and all statements made to the Purchasers, about the Seller, Gillette, BMS and Vaniqa (as such terms are defined in the Vaniqa Acquisition Agreements), did not when made and do not as of the date hereof contain or include any untrue statement of a material fact or omit to state a material fact necessary to make such information or statements, in the light of the circumstances under which they were made or given, not misleading. The statistical and market and industry-related data included therein are based on or derived from sources which the Company believes to be reliable and accurate or represent the Company's good faith estimates that are made on the basis of data derived from such sources. The operating data included therein are based on or derived from internal records of the Company or the sellers of Vaniqa, as the case may be, which the Company has no reason to believe are not reliable and accurate.

          (t) Since March 31, 2002, except as contemplated by the Documents and the Transaction Documents, (A) the Company has not (i) made, paid or declared any dividend or distribution to any equity holder (in such capacity) or redeemed any of its capital stock, (ii) varied its business plan or practices, in any material respect, from past practices, (iii) entered into any financing, joint venture, license or similar arrangement that would limit or restrict its ability to perform its obligations hereunder and under each of the other Documents or (iv) suffered or permitted to be incurred any liability or obligation or any encumbrance against any of its properties or assets that would limit or restrict its ability to perform its obligations hereunder and under each of the other Documents; and (B) there has not been any change or development which has had, or could reasonably be expected to have, a Material Adverse Effect. Without limiting the generality of the foregoing, since March 31, 2002, there has not been (1) any lapse of any of the Company's trade secrets, inventions, patents, patent applications or continuations (in whole or in part), trademarks, trademark registrations, service marks, service mark registrations, copyrights, copyright registrations, or any application therefor or filing in respect thereof (collectively, and together with any and all know-how, trade secrets and proprietary business or technology information, the "Intellectual Property"); (2) any loss of the services of any of the key officers or key employees of the Company; (3) any incurrence of or entry into any liability, mortgage, encumbrance, commitment or transaction, including without limitation, any borrowing (or assumption or guarantee thereof) or guarantee of a third party's obligations, or capital expenditure (or lease in the nature of a conditional purchase of capital equipment) in excess of $100,000, other than in the ordinary course of business; (4) any material change by the Company in accounting methods or principles; or (5) any change in the assets, liabilities, condition (financial or otherwise), results or operations or prospects of the Company from those reflected on the Exchange Act Documents, except changes in the ordinary course of business and changes that have not had or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (u) Since March 31, 2002, the Company has not incurred or suffered any liability or obligation, matured or unmatured, contingent or otherwise, except in the ordinary course of business and except any such liability or obligation that has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (v) The Company owns or possesses sufficient legal rights to use pursuant to license, sublicense, agreement or permission all Intellectual Property used in the operation of its business as presently or proposed to be conducted, in each case, subject to no encumbrances except as set forth in the Exchange Act Documents. All of the Intellectual Property which is owned by the Company is owned free and clear of all encumbrances, except for the liens set forth on Schedule 8V, none of the Company's rights in or use of the Intellectual Property has been or, to the Company's knowledge, is currently threatened to be challenged; no current or currently planned product based upon the Company's Intellectual Property would infringe or otherwise conflict with any patent, trademark, service mark, trade name or copyright of any other person or entity issued or pending on the Date of Closing if the Company were to distribute, sell, market or manufacture such products, there are no actions, suits or judicial proceedings pending relating to patents or proprietary information to which the Company is a party or of which any property of the Company is subject, and the Company is not aware of any actual or threatened claim by any person or entity alleging any infringement or other conflict with the Company of a patent, trademark, service mark, trade name or copyright possessed by such person or entity, or of any facts or circumstances which could render any Intellectual Property invalid or inadequate to protect the interest of the Company therein. None of such Intellectual Property, whether foreign or domestic, has been canceled, abandoned, or otherwise terminated in a manner which has had, or could reasonably be expected to have, a Material Adverse Effect.

          (w) The patent applications, if any, filed by or on behalf of the Company (the "Patent Applications") have been properly prepared and filed on behalf of the Company; each of the Patent Applications and each of the patents that constitute Intellectual Property (the "Patents") is assigned or licensed to the Company; except as set forth in the Exchange Act Documents, no other entity or individual has any right or claim in any Patent, Patent Application or any patent to be issued therefrom; and, to the knowledge of the Company, each of the Patent Applications discloses potentially patentable subject matter.

          (x) The Phase IV human clinical trials conducted by or on behalf of the Company or in which the Company has participated relating to Esclim are the only human clinical trials currently being conducted by or on behalf of the Company, and, to the best of the Company's knowledge, such trials were, and, if still pending, are being, conducted in accordance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards. Other than as set forth on Schedule 8X, the Company has no knowledge of any studies or tests, the results of which call into question the results of the clinical trials providing the basis for approval of any of its products or Vaniqa. Other than as set forth on Schedule 8X, the Company has not received any notices or correspondence from the FDA or any other governmental agency requiring the termination, suspension or modification of any clinical trials conducted by, or on behalf of, the Company or in which the Company has participated or that otherwise relate to its products or Vaniqa. All human clinical trials previously conducted by or on behalf of the Company, while conducted by or on behalf of the Company, were conducted in accordance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards.

          (y) There are no legal or governmental proceedings (including, without limitation, proceedings before the FDA), nor are there any contracts or other documents that would be required to be disclosed pursuant to the Exchange Act that are not so disclosed.

          (z) The relationships of the Company and its Subsidiaries with suppliers, sales representatives, customers and others having business relationships with them are generally satisfactory, and there is no indication of any intention by any party thereto to terminate or modify the terms of any such relationship. Without limiting the generality of the foregoing, no supplier has notified or otherwise indicated to the Company or any of its Subsidiaries that it intends to stop, or decrease the rate of, or, other than publicly announced generally applicable price increases, materially increase the cost of, its supply of materials, products or services used by the Company and its Subsidiaries, and no supplier has, since January 1, 2002, ceased, materially decreased the rate of, or materially raised the cost of, any such materials, products or services.

          (aa) All contracts that are material to the conduct of the Company's business (including without limitation all supply contracts) constitute legal, valid and binding obligations of the Company and, to the best knowledge of the Company, each of the other parties thereto and are enforceable against the Company and, to the best knowledge of the Company, each of the other parties thereto in accordance with their terms, subject to the Enforceability Exceptions and, to the extent any such contracts contain indemnification or contribution provisions, subject to limitations under federal and state securities laws and public policy considerations, and no act, omission or course of conduct has occurred that would impair the enforceability of any such material contract against the other party or parties thereto. As regards such material contracts, the Company (A) is not in default (nor is there any event which with notice or lapse of time or both would constitute a default), and (B) has not received notification (i) that any such material contract is about to be terminated or otherwise modified

     (ii) alleging that the Company or any employee thereof has breached any obligation under, or violated any term of, any such material contract.

          (bb) The Company and its Subsidiaries have good and marketable title to all real property described in the Company's filings under the Exchange Act as being owned by them and good and marketable title to the leasehold estate in the real property described therein as being leased by them, free and clear of all liens, charges, encumbrances or restrictions, except, in each case, such as could not, individually or in the aggregate, have a Material Adverse Effect. All leases, contracts and agreements, including those referred to in the Exchange Act Documents, to which the Company or any of its Subsidiaries is a party or by which any of them is bound are valid and enforceable against the Company or any such Subsidiary, are, to the knowledge of the Company, valid and enforceable against the other party or parties thereto and are in full force and effect subject, in each case, to the Enforceability Exceptions except as could not, individually or in the aggregate, have a Material Adverse Effect.

          (cc) The Company and its Subsidiaries have filed all necessary federal, state and foreign income and franchise tax returns, except where the failure to so file such returns could not, individually or in the aggregate, have a Material Adverse Effect, and have paid all taxes shown as due thereon; and other than tax deficiencies which the Company or any Subsidiary is contesting in good faith and for which adequate reserves have been provided in accordance with GAAP, there is no tax deficiency that has been asserted against the Company or any Subsidiary that could, individually or in the aggregate, have a Material Adverse Effect.

          (dd) (i) Immediately after the consummation of the Vaniqa Acquisition and the other transactions contemplated by this Agreement, the other Documents and the Transaction Documents, the fair value and present fair saleable value of the assets of each of the Company and its Subsidiaries will exceed the sum of their stated liabilities and identified contingent liabilities; and (ii) the Company and its Subsidiaries are not, nor will they be, after giving effect to the execution, delivery and performance of this Agreement, the other Documents and the Transaction Documents, and the consummation of the Vaniqa Acquisition and the other transactions contemplated hereby and thereby, (a) left with unreasonably small capital with which to carry on their business as it is proposed to be conducted,
     (b) unable to pay their debts (contingent or otherwise) as they mature or
     (c) otherwise insolvent.

          (ee) Except as could not, individually or in the aggregate, have a Material Adverse Effect, (A) each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws (as defined below), (B) each of the Company and its Subsidiaries has made all filings and provided all notices required under any applicable Environmental Law, and has all permits, authorizations and approvals required under any applicable Environmental Laws and is in compliance with their requirements, (C) there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter or request for information pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries under any Environmental Law, (D) no lien, charge, encumbrance or restriction has been recorded under any Environmental Law with respect to any assets, facility or property owned, operated, leased or controlled by the Company or any of its Subsidiaries, (E) neither the Company nor any of its Subsidiaries have received notice that they have been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or any comparable state law, and (F) no property or facility of the Company or any of its Subsidiaries is (i) listed or proposed for listing on the National Priorities List under CERCLA or (ii) listed in the Comprehensive Environmental Response, Compensation and Liability Information System List promulgated pursuant to CERCLA, or on any comparable list maintained by any state or local governmental authority.

          For purposes of this Agreement, the following terms shall have the following meanings: "Environmental Law" means any federal, state, local or municipal statute, law, rule, regulation, ordinance, code, policy or rule of common law and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment binding on the Company or its Subsidiaries, relating to pollution or protection of the environment or health or safety or any chemical, material or substance, that is subject to regulation thereunder. "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, notices of responsibility, information requests, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law.

          (ff) Neither the Company nor its Subsidiaries are, or immediately after the Date of Closing will be, required to register as an "investment company" or a company "controlled by" an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          (gg) Neither the Company nor its Subsidiaries nor any of such entities' directors, officers, employees, agents or controlling persons have taken, directly or indirectly, any action designed, or that might reasonably be expected, to cause or result, under the Securities Act or otherwise, in, or that has constituted, stabilization or manipulation of the price of the Notes or the Warrants; provided that no representation or warranty is made as to the activities of any purchaser of the Notes or any person acting on such purchaser's behalf.

          (hh) Neither the Company, its Subsidiaries nor any of their respective Affiliates (as defined in Rule 501(b) of Regulation D under the Securities
     Act) directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of any "security" (as defined in the Securities Act) which is or could be integrated with the sale of the Notes and the Warrants in a manner that would require the registration under the Securities Act of the Notes or the Warrants or (ii) engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in connection with the offering of the Notes and the Warrants or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act; provided that no representation or warranty is made as to the activities of any purchaser of the Notes and the Warrants or any person acting on such purchaser's behalf. Assuming the accuracy of the representations and warranties of the Purchasers in Paragraph 9 hereof, the offer and sale of the Notes and Warrants pursuant to this Agreement are exempt from the registration and prospectus delivery requirements of the Securities Act.

          (ii) No securities of the Company are of the same class (within the meaning of Rule 144A under the Securities Act) as the Notes and listed on a national securities exchange registered under Section 6 of the Exchange Act, or quoted in a U.S. automated inter-dealer quotation system.

          (jj) There is no strike, labor dispute, slowdown or work stoppage with the employees of the Company or any of its Subsidiaries which is pending or, to the knowledge of the Company or any of its Subsidiaries, threatened.

          (kk) Each of the Company and its Subsidiaries carries insurance in such amounts and covering such risks as in its reasonable determination is adequate for the conduct of its business and the value of its properties.

          (ll) Each of the Company and its Subsidiaries (i) makes and keeps accurate books and records and (ii) maintains internal accounting controls which provide reasonable assurance that (A) transactions are executed in accordance with management's authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements in conformity with GAAP and to maintain accountability for its assets, (C) access to its assets is permitted only in accordance with management's authorization and (D) the reported accountability for its assets is compared with existing assets at reasonable intervals.

          (mm) None of the Company, its Subsidiaries, any of their respective Affiliates or any person acting on its or their behalf (other than any purchaser of the Notes or any other person acting on such purchaser's behalf) has engaged in any directed selling efforts (as that term is defined in Regulation S under the Securities Act ("Regulation S")) with respect to the Notes and the Warrants and each of the Company, its

     Subsidiaries and their respective Affiliates and any person acting on its or their behalf (other than the Purchasers and any other person acting on their behalf) has acted in accordance with the offering restrictions requirement of Regulation S.

          PARAGRAPH 9. REPRESENTATIONS AND COVENANTS OF THE PURCHASERS.

          (a) Each Purchaser, severally but not jointly, hereby represents and warrants as to itself as follows:

          (i) Such Purchaser has all requisite power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly authorized by such Purchaser, and, when executed and delivered by such Purchaser, will constitute a valid and legally binding agreement of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as may be limited by the Enforceability Exceptions.

          (ii) The Notes and Warrants to be acquired by such Purchaser pursuant to this Agreement are being or will be acquired for its own account and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state, without prejudice, however, to its right at all times to sell or otherwise dispose of all or any part of the Securities, under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of its property being at all times within its control. If such Purchaser should in the future decide to dispose of any of the Notes and Warrants, such Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect.

          (iii) Such Purchaser acknowledges that investment in the Notes and Warrants involves a high degree of risk, and represents that it is able to hold the Notes and Warrants, and securities which may underlie them, for an indefinite period of time and to suffer a complete loss of its investment.

          (iv) Such Purchaser is an "accredited investor" as such term is defined in Rule 501 under the Securities Act.

          (b)   Each Purchaser understands and acknowledges to the Company that:

          (i) the offering and sale of the Notes and the Warrants is intended to be exempt from registration under the Securities Act by virtue of the provisions of Section 4(2) of the Securities Act;

          (ii) there is no existing public or other market for the Notes or the Warrants and there can be no assurance that such Purchaser will be able to sell or dispose of its Notes or Warrants;

          (iii) it is aware that federal and state securities laws prohibit any person who has material non-public information about an issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities; provided, however, that an affiliate of any Purchaser may buy or sell securities of the Company so long as such affiliate has not had access to any material non-public information; and

          (iv) the Projections are not to be viewed as facts, actual results may differ from such statements, and the differences may be material.

          (c) Each Purchaser covenants to the Company that if it offers, sells or otherwise transfers, pledges or hypothecates all or any part of the Notes or the Warrants (other than pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 or, in the case of the Notes only, Rule 144A), it shall deliver to the Company a written opinion of counsel reasonably satisfactory to the Company (who may be in-house or special counsel), reasonably satisfactory in form and substance to the Company, that an exemption from the registration requirements of the Securities Act and applicable state securities laws is available; provided, however, that such an opinion is not required in the event that any holder of Notes or Warrants pledges Notes or Warrants held by it, in whole or in part, to its lenders or securityholders, or any trustee or agent therefor, or transfers Notes or Warrants held by it to any entity formed for the purpose of holding the Notes or Warrants and/or other securities held by such holder. Upon original issuance thereof, and until such time as the same is no longer a Restricted Security, each certificate evidencing the Notes (and all securities issued in exchange therefor or substitution thereof) shall bear a legend in substantially the following form:

          THE NOTE (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE "ACT"), AND THE NOTE EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE NOTE EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION PROVIDED BY RULE 144A UNDER THE ACT. THE HOLDER OF THE NOTE EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE ISSUER THAT (A)

     SUCH NOTE MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY
     (1)(a) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE ACT IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, OR IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR PURSUANT TO ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT (AND BASED UPON AN OPINION OF COUNSEL), (b) TO THE ISSUER OR ANY OF ITS SUBSIDIARIES, (c) OUTSIDE THE UNITED STATES IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 904 UNDER THE ACT OR (d) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND (2) IN EACH CASE, IN ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE NOTE EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN
     (A) ABOVE.

          PARAGRAPH 10.  DEFINITIONS.

          For the purpose of this Agreement, the following terms shall have the meanings specified with respect thereto below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Acquired Indebtedness" means Indebtedness of a Person (including a Subsidiary) existing at the time such Person becomes a Subsidiary of such specified Person or is merged into or consolidated with any other Person or which is assumed in connection with the acquisition of assets from such Person and, in each case, incurred in compliance with or pursuant to a waiver under Paragraph 6A and not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary or such merger, consolidation or acquisition.

          "Actual EBITDA" means, with respect to any Person and its Subsidiaries, for any period, an amount equal to (a) the sum of (1) Consolidated Net Income for such period; plus (2) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (1) hereof; plus (3) Consolidated Interest Expense; provided, however, for purposes of this definition only, that dividends or distributions paid on Disqualified Capital Stock shall not be included in the definition of Consolidated Interest Expense to the extent such dividends or distributions have not been included in the computation of Consolidated Net Income for such period; plus (4) depreciation for such period on a consolidated basis; plus (5) amortization of intangibles for such period on a consolidated basis; plus (6) the accretion of stated value and dividends, if any, on the Preferred Stock and dividends on any other class or series of preferred stock; plus (7) any other non- cash items reducing Consolidated Net Income for such period; minus (b) the sum of (1) interest income for such period, and (2) all non-cash items increasing Consolidated Net Income for such period.

          "Additional Notes" shall have the meaning specified in Paragraph 1.

          "Adjusted Net Worth" means, with respect to any Person, the Net Worth of such Person, at any time, plus the sum of (i) cumulative charges associated with any write-downs or write-offs of impaired assets or assets previously used in discontinued operations made in accordance with FASB 142 under GAAP incurred by such Person since July 1, 2002 and (ii) cumulative charges associated with the early extinguishment of debt incurred by such Person since July 1, 2002.

          "Affiliate" shall mean, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, including, but not limited to, any holder of 10% or more of the voting securities of any Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Affiliate Transaction" shall have the meaning specified in Paragraph 6K.

          "Asset Sale" shall have the meaning specified in Paragraph 6H(iii).

          "Asset Sale Proceeds Notice" shall have the meaning specified in Paragraph 6H(iv).

          "Asset Sale Proceeds Offer" shall have the meaning specified in Paragraph 6H(iv).

          "Asset Sale Proceeds Payment Date" shall have the meaning specified in Paragraph 6H.

          "Attributable Indebtedness" means, with respect to any Sale and Leaseback Transaction, as at the time of determination, the greater of (1) the fair market value of the property subject to such arrangement and (2) the present value of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and

Leaseback Transaction (including any period for which such lease has been extended). Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

          "Bankruptcy Code" shall mean Title 11 of the United States Code, entitled "Bankruptcy," as amended from time to time, or any successor statute.

          "Board of Directors" means, with respect to any Person, the Board of Directors, management committee, or reasonable equivalent thereof, as the case may be, of such Person or any committee of the Board of Directors, management committee, or reasonable equivalent thereof, as the case may be, of such Person duly authorized, with respect to any particular matter, to exercise the power of the Board of Directors, management committee, or reasonable equivalent thereof, as the case may be, of such Person.

          "Board Resolution" shall mean, with respect to any Person, a copy of a resolution certified by the secretary, an assistant secretary or authorized signatory of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Noteholders.

          "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

          "Capital Expenditure" means any amount paid or incurred in connection with the purchase of real estate, plant, machinery, equipment or the expenditures in connection with moving the manufacturing of a product from the former owner of the product to a contract manufacturer or other similar expenditure (including all renewals, improvements and replacements thereto, and all obligations under any lease of any of the foregoing) which would be required to be capitalized and shown on the consolidated balance sheet of the Company in accordance with GAAP.

          "Capital Lease" shall mean any lease of Property which in accordance with GAAP would be capitalized on the lessee's balance sheet.

          "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock or membership interests, as the case may be, including each class of common stock and preferred stock of such Person.

          "Capitalized Lease Obligations" means with respect to any Person, Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

          "Cash Equivalents" means:

          (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

          (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's;

          (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

          (4) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500.0 million;

          (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

          (6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through
     (5) above.

          "Cash Interest Expense" shall mean, for any Person for any period, interest expense for such period, determined on a consolidated basis in accordance with GAAP, excluding (a) interest paid in kind or by accretion or addition to principal, (b) amortization of commissions, discounts, fees, costs and other charges paid in connection with the incurrence of Indebtedness and (c) other interest costs not paid in cash.

          "Catalog Business" shall mean the As We Change(R) national mail order catalog and related business activities, as described in the Exchange Act Documents.

          A "Change in Control" shall be deemed to have occurred at such time as:

          (1) Edward F. Calesa ceases to beneficially own, directly or indirectly, at least 4,500,000 shares of the Company's Common Stock;

          (2) Edward F. Calesa ceases to serve as the Chief Executive Officer of the Company;

          (3) any Person or related group of Persons for purposes of Section 13(d) of the Exchange Act (other than Edward F. Calesa) shall at any time be, directly or indirectly, the beneficial owner of 25% of the Voting Stock of the Company;

          (4) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving entity or pursuant to which the Capital Stock of the Company would be converted into cash, securities or other property, other than a merger or consolidation of the Company in which the holders of the Capital Stock of the Company outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the voting power of the surviving entity's Capital Stock immediately after such consolidation or merger, or
     (B) any sale of 50% or more of the Company's assets;

          (5) the Company or the Company's shareholders approve any plan or proposal for the liquidation or dissolution of the Company; or

          (6) any person shall cause, as a result of any proxy solicitation made otherwise than by or on behalf of management, Continuing Directors to cease to be a majority of the Board of Directors of the Company (where "Continuing Directors" are (x) members of the original Board of Directors or (y) members appointed or whose nomination is approved by a majority of the Continuing Directors or nominated at a time that the Continuing Directors form a majority of the Board of Directors);

provided that if the Company maintains "key man" insurance on Edward F. Calesa as provided for in Paragraph 5P hereof in an amount of at least $10,000,000 (the "Key Man Threshold"), clauses (1), (2) and (3) above shall not be deemed a Change in Control if the events contemplated by such clauses are caused by the death of Mr. Calesa; provided, further, that the Key Man Threshold shall be decreased proportionately as the aggregate principal amount of Notes outstanding decreases, but in no event shall the Key Man Threshold be less than $5,000,000.

          "Change in Control Notice" shall have the meaning specified in Paragraph 4D(b).

          "Change in Control Payment Date" shall have the meaning specified in Paragraph 4D(a).

          "Closing" and "Date of Closing" shall have the meaning specified in Paragraph 2.

          "Collateral" shall mean all the rights and interests related to Vaniqa acquired by the Company in connection with the Transaction.

          "Consolidated Interest Expense" means, with respect to any Person, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption "interest expense" or any like caption on an income statement for such Person and its Subsidiaries on a consolidated basis (including, but not limited to:

          (1)  imputed interest included in Capitalized Lease Obligations;

          (2) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

          (3) the net costs associated with Interest Rate Agreements and other hedging obligations;

          (4)  amortization of debt issuance costs fees and expenses;

          (5)  the interest portion of any deferred payment obligation;

          (6)  amortization of discount or premium, if any; and

          (7) all other non-cash interest expense (other than interest allocated to cost of sales));

plus, without duplication, all net capitalized interest for such period and all interest incurred or paid under any guarantee of Indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, plus the amount of all dividends or distributions paid on Disqualified Capital Stock (other than dividends paid or payable in shares of Capital Stock of the Company).

          "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that (a) (1) the equity of the Person in question in the Net Income of any other Person (the "other Person") in which the Person in question or any of its Subsidiaries has less than a 100% interest (which interest is not sufficient to cause the Net Income of such other Person to be consolidated into the Net Income of the Person in question in accordance with GAAP) for such period shall be included in such Person's Consolidated Net Income only to the extent of the amount of dividends or distributions actually paid to the Person in question or the Subsidiary (subject, in the case of a dividend or distribution to a Subsidiary, to the limitations contained in clause (b) of this definition of "Consolidated Net Income"), and (2) such Person's equity in a net loss of any such Person for such period shall be included in determining such Person's Consolidated

Net Income; (b) the Net Income of any Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation, except that (1) subject to the limitations contained in subclause (b)(2) of this definition of "Consolidated Net Income", the equity of such Person in the Net Income of any such Subsidiary for such period shall be included in such Person's Consolidated Net Income to the extent of dividends or distributions that could have been paid by such Subsidiary during such period to such Person or another Subsidiary (subject, in the case of a dividend or distribution to another Subsidiary, to the limitations contained in this clause), and (2) such Person's equity in a net loss of any such Subsidiary for such period shall be included in determining such Consolidated Net Income; (c) any net gain or loss resulting from an asset sale by the Person in question or any of its Subsidiaries other than in the ordinary course of business shall be excluded; (d) extraordinary gains and losses shall be excluded; (e) charges associated with any write-downs or write-offs of impaired assets or assets previously used in discontinued operations made in accordance with GAAP shall be excluded; (f) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) shall be excluded; (g) charges associated with the early extinguishment of debt shall be excluded; and (h) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor entity prior to such consolidation, merger or transfer of assets shall be excluded.

          "Debt" or "Indebtedness" means (without duplication), with respect to any Person, any indebtedness at any time outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute subscriber advance payments and deposits, accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included:

          (1)  any Capitalized Lease Obligations of such Person;

          (2) obligations secured by a Lien to which the property or assets owned or held by such Person are subject, whether or not the obligation or obligations secured thereby shall have been assumed;

          (3) guarantees of Indebtedness of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor);

          (4) all obligations (including contingent obligations) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

          (5) Disqualified Capital Stock of such Person or any Subsidiary thereof;

          (6) Attributable Indebtedness with respect to any Sale and Leaseback Transaction; and

          (7) obligations of any such Person under any currency agreement or any Interest Rate Agreement applicable to any of the foregoing (if and to the extent such currency agreement or Interest Rate Agreement obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP).

          The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that Indebtedness shall not include any liability for federal, state, local or other taxes. Notwithstanding any other provision of the foregoing definition, any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business shall not be deemed to be Indebtedness of the Company or any of its Subsidiaries for purposes of this definition. Furthermore, guarantees of (or obligations with respect to letters of credit supporting) Indebtedness otherwise included in the determination of such amount shall also not be included.

          "Default" shall mean any Event of Default and any default, event or condition which would, with the giving of any requisite notices and the passage of any requisite periods of time, constitute an Event of Default.

          "Disqualified Capital Stock" shall mean any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holders), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in whole or in part, on or prior to the final maturity date of the Notes for cash or securities constituting Debt.

          "Documents" shall mean this Agreement, the Notes, the Warrants, the Security Documents and the Registration Rights Agreement.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated with respect thereto.

          "ERISA Affiliate" shall mean any Person which (a) is a member of the same controlled group (within the meaning of Section 414(b) of the IRC) of corporations as the Company, or (b) is under common control (within the meaning of Section 414(c) of the IRC) with the Company, or (c) is a member of an affiliated service group (within the meaning of Section 414(m) of the IRC) with the Company, or (d) is treated, pursuant to Section 414(o) of the IRC or the regulations promulgated thereunder, together with the Company as a single employer.

          "Esclim" shall mean the estrogen patch system for which the Company acquired rights to market, use, distribute and sell in the United States and Puerto Rico from Laboratoires Fournier S.A., as described in the Exchange Act Documents.

          "Event of Default" has the meaning specified in Paragraph 7A.

          "Excess Cash Flow" shall mean, for any period of the Company, the difference of (a) Actual EBITDA for such period minus (b) the sum, without duplication, of (i) the amount of any cash income taxes payable by the Company and its Subsidiaries with respect to such period, (ii) scheduled cash interest paid (net of cash interest received) by the Company and its Subsidiaries during such period, (iii) Capital Expenditures made in cash by the Company and its Subsidiaries during such period, except to the extent financed with net insurance proceeds or net condemnation awards and (iv) scheduled permanent repayments of Indebtedness made by the Company and its Subsidiaries during such period.

          "Excess Cash Flow Notice" shall have the meaning specified in Paragraph 4E(c).

          "Excess Cash Flow Offer" shall have the meaning specified in Paragraph 4E(a).

          "Excess Cash Flow Payment Date" shall have the meaning specified in Paragraph 4E(b).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Exchange Act Documents" means the Company's Annual Report on Form 10-K for the Fiscal Year ended December 31, 2001 and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002.

          "Existing Secured Debt" means any Indebtedness outstanding on the Date of Closing pursuant to the Securities Purchase Agreement dated June 29, 2001 between the Company and Elan Pharma International Limited and the Senior Secured Promissory Note dated November 15, 2001 issued by the Company to American Home Products Corporation.

          "Fiscal Quarter" means each quarterly accounting period of each Fiscal Year of the Company.

          "Fiscal Year" means each annual accounting period of the Company ending on December 31 of each calendar year.

          "Fixed Charge Coverage Ratio" means for any Person for any period, a fraction, the numerator of which is Actual EBITDA of such Person for such period plus the aggregate amount of rental expenses actually incurred by such Person and its Subsidiaries during such period, and the denominator of which is Fixed Charges for such period.

          "Fixed Charges" means for any Person for any period, the sum of (a) regularly scheduled mandatory principal payments on Indebtedness of such Person and its Subsidiaries for such period, excluding the regularly scheduled mandatory principal payment of $3.25 million due in November 2002 to American Home Products Corporation under the Existing Secured Debt held by American Home Products Corporation, (b) the aggregate amount of any optional prepayments of Indebtedness of such Person and its Subsidiaries made during such period, (c) the amount of taxes actually paid in cash by such Person or any Subsidiary during such period, (d) Cash Interest Expense for such period, (e) Capital Expenditures actually made by such Person and its Subsidiaries during such period and (f) rental expenses actually incurred by such Person and its Subsidiaries during such period, in each case determined on a consolidated basis in accordance with GAAP.

          "GAAP" shall mean United States generally accepted accounting principles as they may be amended as of the Date of Closing.

          "Independent Financial Advisor" means an independent investment banking firm of national standing.

          "Interest Rate Agreement" means, with respect to any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect the party indicated therein against fluctuations in interest rates.

          "Investment" means, with respect of any Person, directly or indirectly, any advance, account receivable (other than an account receivable arising in the ordinary course of business of such Person), loan or capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others or otherwise), the purchase of any Capital Stock, bonds, notes, debentures, partnership or joint venture interests or other securities (other than the purchase of the Notes pursuant to Paragraph 4B, 4D, 4E or 6H and other than the purchase of Preferred Stock pursuant to Sections 9E, 9F and 9H of the certificate of designations relating thereto) of, the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, or any division, line of business or product of, any Person or the making of any investment in any Person. Investments shall exclude (a) extensions of trade credit on commercially reasonable terms in accordance with normal trade practices of such Person and (b) the repurchase of securities of any Person by such Person. For the purposes of Paragraph 6I, the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of cash distributions which constitute a return of capital in connection with such Investment; provided that the aggregate of all such reductions shall not exceed the amount of such initial Investment plus the cost of all additional Investments; provided, further, that no such payment of distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of distributions or receipt of any such amounts would be included in Consolidated Net Income. If the Company or any Subsidiary of the Company sells or otherwise disposes of any common stock of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding common stock of such Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the common stock of such Subsidiary not sold or disposed of.

          "IRC" shall mean the Internal Revenue Code of 1986, as amended.

          "IRS" shall mean the Internal Revenue Service.

          "Lien" shall mean, as to any Person, any mortgage, lien, pledge, adverse claim, charge, security interest or other encumbrance in or on, or interest of title of any vendor, lessor, lender or other secured party to or of the Person under a conditional sale or other title retention agreement or Capital Lease with respect to, any Property or asset of such Person, or the signing or filing of a financing statement which names such Person as debtor, or the signing of any security agreement authorizing any other party as the secured party thereunder to file any financing statement.

          "Material Adverse Effect" shall mean, with respect to the Company and its Subsidiaries, a material adverse effect on (a) the business, condition (financial or otherwise), properties, results of operations or prospects of the Company and its Subsidiaries, taken as a whole, or (b) the validity or enforceability of, or the ability of the Company to perform its obligations under, this Agreement or any of the other Documents, or the rights or remedies of a Purchaser or the Collateral Agent hereunder or thereunder.

          "Material Agreements" shall mean Documents, the Transaction Documents, the governing instruments of the Company and its Subsidiaries and all agreements relating to its investment in or relationship with its Subsidiaries.

          "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

          "Multiemployer Plan" shall mean a multiemployer plan as defined in
Section 3(37) or Section 4001(a)(3) of ERISA or Section 414(f) of the IRC to which the Company or any of its ERISA Affiliates is or has been making, or is or has been obligated to make, contributions or as to which the Company or any of its ERISA Affiliates may have liability.

          "Net Income" means, with respect to any Person, for any period, the net income (loss) available to common stockholders of such Person determined in accordance with GAAP.

          "Net Proceeds" means

          (i) in the case of any incurrence of a loan or sale of debt securities or Capital Stock or other equity securities of any Person, the aggregate net proceeds received by such Person, after payment of expenses, commissions and the like incurred in connection therewith, whether such proceeds are in cash or in property (valued at the fair market value thereof, as determined in good faith by the Board of Directors of such Person, at the time of receipt), and

          (ii) in the case of any asset sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any asset sale), net of the direct costs relating to such asset sale, including, without limitation, legal, accounting and investment banking fees, sales commissions, and any relocation expenses incurred as a result thereof, and taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

          "Net Worth" means, with respect to any Person, at any time, the consolidated stockholders' equity of such Person at such time, determined in accordance with GAAP, except that there shall be deducted any amount of treasury stock reflected as an asset at such time.

          "Noteholder" shall mean the holder of any Note.

          "Notes" shall have the meaning specified in Paragraph 1.

          "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereof.

          "Pension Plan" means any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA.

          "Permitted Acquisition" means an acquisition by the Company of either
(a) rights to (i) pharmaceutical products or (ii) similar products sold into the OB/GYN, dermatological or dental markets or (b) assets of a business reasonably similar to the business of the Company and its Subsidiaries on the Date of Closing, in the case of either clause (a) or (b) to the extent the Company demonstrates to the reasonable satisfaction of the holders of the Notes that (A) such acquisition is accretive to the earnings of the Company for the first 12 calendar month period beginning after the closing date and (B) that, after giving effect to such acquisition, the Company and its Subsidiaries remain in compliance with the terms of this Agreement and the Notes, including all covenants.

          "Permitted Asset Sale" means any asset sale permitted by paragraph 6H hereof.

          "Permitted Debt" means (i) the Notes; (ii) Debt existing and outstanding on the Date of Closing; (iii) a Permitted Working Capital Facility;
(iv) the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness between or among the Company and any of its Subsidiaries; (v) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms (including any Additional Notes), and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of the definition thereof; provided in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued; (vi) Indebtedness issued to or borrowed from Elan Pharma International or an Affiliate thereof by the Company in consideration of the elimination of the royalty provisions of the Midrin Asset and Inventory Purchase Agreement dated as of June 29, 2001 by and among the Company, Elan Pharma International Limited and Elan Pharmaceuticals, Inc. in an aggregate principal amount not to exceed $1.5 million, so long as the Company fulfills its obligations under that certain letter agreement dated the date hereof between the Company and the Purchasers; and (vii) the incurrence by the Company or any of its Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any one time outstanding not to exceed $500,000.

          "Permitted Investments" means Investments made on or after the Date of Closing consisting of:

          (a)  Investments in cash and Cash Equivalents;

          (b)  any Investment in a wholly-owned Subsidiary;

          (c) an Investment that is made by the Company or a Subsidiary thereof in the form of any Capital Stock, bonds, notes, debentures, partnership or joint venture interests or other securities that are issued by a third party to the Company or such Subsidiary solely as partial consideration for the consummation of a Permitted Asset Sale;

          (d) any Permitted Acquisition (i) solely in exchange for the issuance of Capital Stock (other than Disqualified Capital Stock) of the Company or
     (ii) for cash if after giving effect to the transaction the Company will have a minimum cash balance of $14,000,000;

          (e) Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Subsidiary or in satisfaction of judgments;

          (f)  any Investment existing on the Date of Closing;

          (g) any Investment by the Company or any of its Subsidiaries in a Person, if as a result of such Investment: (i) such Person becomes a Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Subsidiary of the Company; and

          (h) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (i), not to exceed $500,000.

          "Permitted Working Capital Facility" means a revolving credit facility of the Company secured by inventory and receivables of the Company with an aggregate amount of Indebtedness permitted thereunder not to exceed $5,000,000 at any one time outstanding, including any amendment, extension or refinancing thereof secured by the same assets and not in excess of the same amount.

          "Person" shall mean and include an individual, corporation, partnership, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

          "Preferred Stock" means the Senior Convertible Redeemable Preferred Stock, Series A of the Company to be issued on the Date of Closing as part of the financing of the Vaniqa Acquisition.

          "Projections" shall mean the financial projections concerning the Company delivered to the Purchasers by the Company pursuant to Paragraph 3A(xii).

          "Property" shall mean any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

          "Purchase Money Indebtedness" means any Indebtedness incurred in the ordinary course of business by a Person to finance the cost (including the cost of construction) of an item of property, the principal amount of which Indebtedness does not exceed the sum of (1) 100% of such cost and (2) reasonable fees and expenses of such Person incurred in connection therewith.

          "Purchasers" shall have the meaning set forth in the introductory paragraph of this Agreement and shall include its successors and assigns.

          "Qualified Capital Stock" shall mean any Capital Stock that is not Disqualified Capital Stock.

          "Registration Rights Agreement" shall mean the Registration Rights Agreement relating to the Warrants dated as of the date hereof by and between the Company and the Purchasers.

          "Required Holders" shall mean the holders of at least 66 2/3% of the aggregate principal amount of the Notes from time to time outstanding.

          "Restricted Payment" shall have the meaning specified in Paragraph 6I.

          "Restricted Security" shall mean any Note or Warrant upon original issuance thereof, and at all times subsequent thereto until, in the case of any such Note or Warrant, (A) it has been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering it, or (B) it is sold pursuant to Rule 144 or becomes eligible for resale under Rule 144(k).

          "S&P" means Standard & Poor's Ratings Service, a division of McGraw-Hill Companies, Inc. or any successor to the rating agency business thereof.

          "Sale and Leaseback Transaction" means any arrangement with any Person providing for the leasing by the Company or any Subsidiary of the Company of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Subsidiary to such Person in contemplation of such leasing.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Securities and Exchange Commission" shall mean the Securities and Exchange Commission of the United States.

          "Security Documents" means the Security Agreement and the Intercreditor Agreement in substantially the form as set forth as Exhibits C-1 and C-2 hereto.

          "Subsidiary" shall mean any corporation or other entity of which a Person owns, directly or indirectly, that number of shares of Voting Stock which has the power to elect a majority of the Board of Directors or other governing body.

          "Taxes" shall mean all taxes, assessments, fees and other charges including, without limitation, withholding taxes, penalties, and interest.

          "Termination Event" shall mean (a) a "reportable event" (within the meaning of Section 4043(b) of ERISA) with respect to a Pension Plan (other than a "reportable event" as to which the PBGC has by regulation waived the thirty
(30) day notice requirement under Section 4043(a) of ERISA); provided, however, that a failure to meet the minimum funding standards of Section 412 of the IRC shall be a Termination Event regardless of the issuance of any waiver under
Section 412(d) of the IRC; (b) the withdrawal of the Company, any of its Subsidiaries or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" (within the meaning of Section 4001(a)(2) of ERISA); (c) the complete or partial withdrawal of the Company, any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan under Section 4201 or 4204 of ERISA; (d) the receipt by the Company, any of its Subsidiaries or any ERISA Affiliate of notice from a Multiemployer Plan that is in reorganization or insolvent under Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA; (e) the providing of a notice of intent to terminate a Pension Plan pursuant to Section 4041(a)(2) of ERISA or the treatment of a Pension Plan amendment as a termination under Section 4041(e) of ERISA; (f) the institution of proceedings by the PBGC to terminate a Pension Plan or the appointment of a trustee to administer any Pension Plan under
Section 4042 of ERISA; (g) the receipt by the Company, any of its Subsidiaries or any ERISA Affiliate of a notice from any Multiemployer Plan that any action described in clause (f) has been taken with respect to that Multiemployer Plan; or (h) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

          "Total Indebtedness" means, of any Person, as of the date of determination, all Indebtedness of such Person which, in accordance with GAAP, would be included as indebtedness on a consolidated balance sheet of such Person at such date. For the avoidance of doubt, the Preferred Stock shall not be considered part of Total Indebtedness.

          "Transaction" shall mean the Vaniqa Acquisition and the financing thereof.

          "Transaction Documents" shall mean each agreement entered into in connection with the Transaction.

          "Transferee" shall mean any direct or indirect transferee of all or any part of any Note or Warrant purchased under this Agreement.

          "UCC" means the Uniform Commercial Code as in effect in any applicable jurisdiction.

          "Vaniqa" shall mean VANIQA(R) (eflornithine hydrochloride) Cream,
13.9%.

          "Vaniqa Acquisition" shall mean the acquisition by the Company of Vaniqa and related assets from Westwood-Squibb Colton Holdings Partnership, the Gillette Company and Bristol-Myers Squibb Company, for approximately $38.3 million.

          "Voting Stock" shall mean, with respect to any corporation or other Person, as the case may be, any shares of Capital Stock of any class or classes of such corporation or other Person, as the case may be, whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation or other Person, as the case may be, or persons performing similar functions (irrespective of whether or not at the time Capital Stock of the class or any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency).

          Unless otherwise specified or the context otherwise requires, all phrases used herein that have a specific meaning under GAAP shall have their meaning under GAAP.

          PARAGRAPH 11. MISCELLANEOUS.

          11A. Note Payments. So long as each Purchaser shall hold any Note, the Company will make payments of principal of and interest on such Note which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 1:00 p.m., New York time, on the date due) to the account or accounts as specified in the signature pages hereto, or such other account or accounts in the United States as such Purchaser may designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Each Purchaser agrees that, before disposing of any Note, such Purchaser will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon, if any, and of the date to which interest thereon has been paid. The Company agrees to afford the benefits of this Paragraph 11A to any Transferee which shall have made the same agreement as each Purchaser has made in this Paragraph 11A.

          11B. Expenses. The Company agrees, whether or not the transactions contemplated hereby shall be consummated, to pay, and save each Purchaser and any Transferee harmless against liability for the payment of, all reasonable out-of-pocket expenses arising in connection with such transactions, including (i) all fees and expenses of the Purchasers' counsel in connection with this Agreement and the transactions contemplated hereby, (ii) all document production and duplication charges and the reasonable fees and expenses of any counsel engaged by such Purchaser or such Transferee in connection with any subsequent proposed modification of, or proposed consent under, this Agreement, whether or not such proposed modification shall be effected or proposed consent granted, and (iii) the costs and expenses, including reasonable attorneys' fees, incurred by such Purchaser or such Transferee in enforcing (or determining whether or how to enforce) any rights under this Agreement, the Notes or the Warrants or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the transactions contemplated hereby or by reason of such Purchaser's or such Transferee's having acquired any Note or Warrant, including without limitation costs and expenses incurred in any bankruptcy case. The obligations of the Company under this Paragraph l1B shall survive the transfer of any Note or Warrant or portion thereof or interest therein by each Purchaser or any Transferee and the payment of any Note or the exercise of any Warrant.

          11C. Consent to Amendments. This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by them, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holders except that, without the written consent of each holder, no amendment to this Agreement shall

          (a) reduce the amount of Notes whose holders must consent to an amendment, supplement or waiver to this Agreement or the Notes;

          (b) reduce the rate of or change the time for payment of interest, including defaulted interest, on any Note;

          (c) reduce the principal of or premium on or change the stated maturity of any Note or change the date on which any Notes may be subject to redemption or repurchase or reduce the redemption or repurchase price thereof;

          (d) make any Note payable in money other than that stated in the Note or change the place of payment from New York, New York;

          (e) waive a default on the payment of the principal of, interest on, or redemption payment with respect to any Note;

          (f) make any change in the provisions of this Agreement or the Notes protecting the right of each holder of Notes to receive payment of the principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount at maturity of Notes to waive Defaults or Events of Default;

          (g) amend, change or modify in any material respect the obligation of the Company to purchase all or a portion of the Notes upon an Asset Sale or with Excess Cash Flow or redeem the Notes in accordance with Paragraphs 4B, 4D, 4E and Paragraph 6H in the event of an issuance of Capital Stock or asset sale that has been consummated or modify any provisions or definitions with respect thereto; or

          (h) modify or change any provision of this Agreement or the related definitions affecting the ranking of the Notes in a manner which adversely affects the holders of Notes.

          Subject to Paragraph 6O, each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this Paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein and in the Notes, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

          11D. Form, Registration, Transfer and Exchange of Notes; Lost Notes. The Notes are issuable as registered Notes without coupons in denominations of at least $1,000, except as may be necessary to reflect any principal amount not evenly divisible by $1,000. The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Notes of the like tenor and of a like aggregate principal amount or number, registered in the name of such transferee or transferees; provided that in no event will the Company be required to register for transfer or execute and deliver new Notes in connection with any transfer of less than $2,000,000 aggregate principal amount of the Notes unless the transferee thereof is a registered holder of Notes at the time of such transfer or the amount to be transferred represents the entire principal amount of Notes registered in the name of the transferor. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount or number, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed by the holder of such Note or such holder's attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder's unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

          11E. Persons Deemed Owners; Participations. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any
Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of, interest on such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary.

          11F. Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or made in writing by or on behalf of the Company or any Purchaser in connection herewith shall survive the execution and delivery of this Agreement, the Notes and the Warrants and the transfer by any Purchaser of any Note or Warrant or portion thereof or interest therein, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee. Subject to the preceding sentence, this Agreement and the other Documents embody the entire agreement and understanding between the Purchasers and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

          11G. Successors and Assigns. All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.

          11H. Disclosure to Other Persons. The Company acknowledges that the holder of any Note may deliver copies of any financial statements and other documents delivered to such holder, and disclose any other information disclosed to such holder, by or on behalf of the Company or any of its Subsidiaries in connection with or pursuant to this Agreement to (i) such holder's directors, officers, employees, agents and professional consultants, (ii) any other holder of any Note, (iii) any Person to which such holder offers to sell such Note or any part thereof, (iv) any Person from which such holder offers to purchase any security of the Company, (v) any federal or state regulatory authority having jurisdiction over such holder or proposed purchase of a Note or interest therein, (vi) the National Association of Insurance Commissioners or any similar organization or (vii) any other Person to which such delivery or disclosure may be necessary or appropriate (a) in compliance with any law, rule, regulation or order applicable to such holder, (b) in response to any subpoena or other legal process or informal investigative demand or (c) in connection with any litigation to which such holder is a party; provided that, in respect of (i) through (vii), there shall be no violation of applicable securities laws and, in respect of (i), (iii), (iv) and (vii)(c), the Person to whom such information is disclosed shall be apprised of the confidential nature of such information and shall agree with the Company to keep such information confidential.

          11I. Notices. All notices or other communications provided for hereunder shall be in writing and sent by first class mail or overnight delivery service (with charges prepaid) and (i) if to a Purchaser, addressed to such Purchaser at the address specified for such communications on the signature pages hereof, or at such other address as such Purchaser shall have specified to the Company in writing, (ii) if to any other holder of any Note or Warrant, addressed to such other holder at such address as such other holder shall have specified to the Company in writing or, if any such other holder shall not have so specified an address to the Company, then addressed to such other holder in care of the last holder of such Note which shall have so specified an address to the Company and (iii) if to the Company, addressed to it at 12220 El Camino Real, Suite 400, San Diego, CA 92130, Attention: Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note and Warrant.

          11J. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day. If the date for any payment is extended to the next succeeding Business Day by reason of the preceding sentence, the period of such extension shall be included in the computation of the interest payable on such Business Day.

          11K. Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to the Required Holders, the determination of such satisfaction shall be made by the Required Holders in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

          11L. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

          11M. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     11N. Descriptive Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     11O. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.

          If you are in agreement with the foregoing, please sign the form of acceptance below or on the enclosed counterpart of this letter and return the same to the Company, whereupon this letter shall become a binding agreement between the Company and you.

                                     Very truly yours,

                                     WOMEN FIRST HEALTHCARE, INC.


                                     By:        /s/ Charles M. Caporale
                                         ---------------------------------------
                                         Name:  Charles M. Caporale
                                         Title: Chief Financial Officer

                      SIGNATURE PAGE TO PURCHASE AGREEMENT

Accepted and Agreed as of the
date first above written:

CIBC WMC INC.


By: /s/ T. Worsley
    ----------------------------
    Name:  Todd Worsley
    Title: Managing Director

Accepted and Agreed as of the
date first above written:

WHITNEY PRIVATE DEBT FUND


By:  Whitney Private Debt GP, LLC
     its General Partner

By:     /s/ Kevin J. Curley
    ----------------------------------------
    Name:  Kevin J. Curley
    Title: Attorney-in-Fact

J.H. WHITNEY MEZZANINE FUND, L.P.
By:  Whitney GP, L.L.C.
     its General Partner

By:     /s/ Kevin J. Curley
    -----------------------------------------------
    Name:  Kevin J. Curley
    Title: Attorney-in-Fact